AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2000 REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

    CELEXX CORPORATION (Exact name of registrant as specified in its charter)

Nevada                                1040                            65-0728991
(State or other jurisdiction     (Primary Standard              (I.R.S. Employer
 of incorporation            Classification Code Number)  Identification number)
or organization)

                          7251 WEST PALMETTO PARK ROAD
                                   SUITE 208
                            BOCA RATON, FLORIDA 33433
                                (561)395-1920
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      HARRY WINDERMAN, ESQ.GENERAL COUNSEL
                               CELEXX CORPORATION
                          7251 WEST PALMETTO PARK ROAD
                                   SUITE 208
                            BOCA RATON, FLORIDA 33433
                                 (561) 395-1920
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times as may be determined by the Selling Stockholder after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

CALCULATION OF REGISTRATION FEE


                                                         PROPOSED MAXIMUM
                                                         AGGREGATE OFFERING     PROPOSED MAXIMUM
                                                         AGGREGATE OFFERING     AMOUNT OF
TITLE OF EACH CLASS OF                AMOUNT TO BE                              PRICE                  REGISTRATION FEE
SECURITIES TO BE REGISTERED           REGISTERED         PRICE PER SHARE

Common Stock, $.001 par value,        11,172,222(1)       $1.06(1)(2)           $11,842,555(1)         $3,126.00
issuable upon conversion of 6%
Convertible Preferred Stock and
Warrant Shares
And Common Stock issuable to
Placement Agent
Total . . . . . . . . . .$3,126.00




(1) Represents 11,172,222 shares of Common Stock issuable upon conversion of 6% Convertible Preferred Stock at a conversion price of $1.06 per share, warrant shares and shares issued to the placement agent on the sale of the above Convertible Preferred Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Exchange Act of 1933, as amended (the "Securities Act"), based on $1.06, the per share average of high and low sales prices of the Common Stock on the NASDAQ over-the-counter Market on May 31, 2000.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS
                                11,172,222 SHARES
                               CELEXX CORPORATION
                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

         This Prospectus relates to the re-offer and resale by certain Selling Stockholders (collectively the "Selling Stockholder") of shares (the "Shares") of Common Stock, $0.001 par value per share (the "Common Stock"), of CeleXx Corporation, a Nevada corporation comprised of an aggregate of 11,172,222 shares of Common Stock which will be issued by the Company to a certain Selling Stockholder upon the conversion of the 6% Convertible Preferred Stock ("Preferred Stock") of the Company and warrants and common stock received by the placement agent as part of the same transaction. This Prospectus also relates, pursuant to Rules 417 and 457(i) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), to the offer and resale by a certain Selling Stockholder of an indeterminate number of shares of Common Stock that may become issuable by reason of the anti-dilution provisions of the Preferred Stock. The Selling Stockholder has advised us that it proposes to offer such Shares which it may acquire for sale, from time to time, through brokers in brokerage transactions on the National Association of Securities Dealers Automated Quotation System (Over-the-Counter) ("NASDAQ"), to underwriters or dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Brokers, dealers and underwriters that participate in the distribution of the Shares may be deemed to be underwriters under the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the "Securities Act"), and any discounts or commissions received by them from the Selling Stockholder and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder may be deemed to be an underwriter under the Securities Act. See "Plan of Distribution".

         We will not receive any part of the proceeds from the sale of the Shares by the Selling Stockholder upon the conversion of the Preferred Stock. The Selling Stockholder will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and the fees of Selling Stockholder's counsel, but we will bear all other expenses in connection with the offering made hereunder. We have agreed to indemnify the Selling Stockholder and underwriters of the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act, in connection with the registration and the offering and sale of the Shares.

         The Shares are listed on the NASDAQ (OVER-THE-COUNTER). The closing price per share of Common Stock on the NASDAQ (OVER-THE-COUNTER) on May 31, 2000, was $1.06.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 7 HEREOF.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is ________________.

TABLE OF CONTENTS

Available Information..........................................................5
Prospectus Summary.............................................................5
Risk Factors...................................................................6
Use of Proceeds...............................................................11
Price Range of Common Stock...................................................12
Dividend Policy...............................................................12
Management's Discussion and Analysis  of Financial
 Condition and Results of Operations..........................................13
Business......................................................................16
Management and Strategy.......................................................18
Security Ownership of Certain Beneficial Owners and
 Management...................................................................28
Description of Capital stock..................................................29
Plan of Distribution..........................................................33
Legal Matters.................................................................34
Experts.......................................................................34

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511 upon payment of the fees prescribed by the Commission. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http//www.sec.gov.

The Company has also filed with the Commission a Form SB-2 Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY OF THE INFORMATION THAT IS IMPORTANT TO YOU AND YOU SHOULD READ THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

ABOUT US

CeleXx Corporation is an Information Technology company that provides organizations with services and integrated computer and telecommunications based systems that improve individual performance. CeleXx's strategy in providing these services has been accomplished through the acquisition and consolidation of Information Technology (IT) businesses. In general, these businesses provide services such as engineering design and layout for the installation of network systems, Web site development, computer hardware and software integration and training and ongoing technical support to client companies. In certain situations, however, computer hardware and software may be sold as part of the overall service solution.

OUR BUSINESS

         We operate within the broad market of Information Technology (IT), which has grown in tandem with the worldwide proliferation of computerization over the last two decades and has expanded the rate of growth with the commercialization of the Internet and corporate Intranets over the last five years. Several sources, including International Data Corporation (IDC), concur that the number of online users will grow from about 150 million worldwide now to about 500 million by 2003. This projected growth is expected, in turn, to fuel the demand for new computer products and services and create new market opportunities in this field. IDC is a leading provider of information technology data, industry analysis and strategic and tactical guidance to builders, providers and users of information technology. IDC is based in Framingham, Massachusetts and maintains offices in more than 40 countries around the world.

OUR OFFICES

         Our executive offices are located at 7251 West Palmetto Park Rd., Suite 208, Boca Raton, Florida 33433. Our telephone NUMBER IS (561) 395-1920. We have a home page on the internet at http://www.celexx.com.

ABOUT THE OFFERING

                                                                  MARCH 31, 2000
                                                               -----------------
Common stock Offered by the selling stockholder                11,172,222 shares

Common stock Outstanding as of  May 31, 2000                   12,412,613 shares

Common stock to be Outstanding after the Offering              23,584,835 shares

Use of Proceeds - We will not receive any of the proceeds from the sale of shares by the selling stockholder.

Bulletin Board Symbol                                          CLXX

Risk Factors - An investment in the shares involves a high degree of risk. See "Risk Factors" beginning on page 7 of this prospectus.

Summary Financial Data:
(Dollar amounts and share data)

                                            MARCH 31, 2000    DECEMBER 31, 1999
                                            --------------    ------------------
Revenue                                     $  361,858        $  680,989
Loss from Operations                        (1,591,728)       (1,746,443)
Net Loss                                    (1,597,687)       (1,906,397)
Basic and Diluted Net
   Loss Per Common Share                         (0.13)            (0.21)

BALANCE SHEET DATA

Total Assets                                $1,484,970        $1,480,254
Total Liabilities                           $  900,476        $  724,939
Stockholders' Equity                        $  584,494        $  755,315

RISK FACTORS

         An investment in the shares discussed in this prospectus involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information contained in this prospectus, before making an investment decision.

WE ARE A NEW COMPANY WITH A LIMITED OPERATING HISTORY

         We can not be sure that we will achieve profitability or positive cash flow in the future. We commenced operations in February 1997 and, have a limited operating history. As of March 31, 2000, December 31, 1999 and December 31, 1998, we had generated net losses of $1,597,687, $1,906,397 and $316,121, respectively, and an accumulated deficit of $3,820,205 at March 31, 2000.

WE DO NOT HAVE SOURCES FOR ADDITIONAL WORKING CAPITAL IF NEEDED

         The timing and amount of capital requirements are not entirely within our control and cannot accurately be predicted. If capital requirements materially exceed those currently anticipated, we may require additional financing sooner than anticipated. We have no commitments for additional financing, and we can not be sure that any additional financing would be available in a timely manner, on terms acceptable to us, or at all. Further, any additional equity financing could reduce ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. If we were unable to obtain additional financing as needed, we could be required to reduce our operations or any anticipated expansion, which could hurt us financially.

OUR REQUIREMENT FOR ADDITIONAL WORKING CAPITAL DEPENDS ON THE FUNDS USED BY OUR COMPETITION

         We believe that the net proceeds from our recent stock offerings, together with other available cash, will be sufficient to meet our operating expenses and capital requirements at least through December 2000. However, our capital requirements depend on numerous factors including:

          o the level ofresources required to expand our marketing and sales organization, information systems and research and development activities

          o the availability of hardware and software provided by third-party vendors

WE HAVE SUBSTANTIAL COMPETITION IN THE INFORMATION TECHNOLOGY SERVICE SOLUTION BUSINESS

         We cannot know that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully in the Information Technology business. System integration and e-commerce will result in even greater competition. Inasmuch as there are no significant barriers to entry, we believe that competition in this market will intensify. We believe that our ability to compete successfully will depend on:

 THE COMPANY'S FUTURE POTENTIAL COMPETITORS CAN BE DIVIDED INTO SEVERAL GROUPS -
         computer hardware and service vendors and/or manufacturers such as IBM and Hewlett Packard; Internet integrators and web presence providers such as Agency.com and iXL Holdings; large information consulting service providers such as Anderson Consulting, Cambridge Technology Partners and Electronic Data Systems Corporation; telecommunications companies such as AT&T and MCI; Internet and online service providers such as America Online, Netcom Online and UUNet Technologies; and software vendors such as Microsoft, Netscape, Novell and Oracle. Almost all of the Company's current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relation resources than the Company and could decide at any time to increase their resource commitments to the Company's target market. As a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service technology or marketing decisions or business or technology acquisitions that could have a material adverse effect on the Company's business, financial condition, results or operations and prospects. Competition of the type described above could materially adversely affect the Company's business, results of operations, financial condition and prospects.

         In addition, the Company's ability to generate clients will depend to a significant degree on the quality of its products and services and its reputation among its clients and potential clients, compared with the quality of its services provided by, and the reputations of, the Company's competitors. To the extent the Company loses clients to its competitors because of dissatisfaction with the Company's services, or its reputation is adversely affected for any other reason, the Company's business, result of operations, financial condition and prospects could be materially adversely affected.

         There are relatively low barriers to entry into the Company's business. Because firms such as the Company rely on the skill of their personnel and the quality of their client service, they have no patented technology that would preclude or inhibit competitors from entering their markets. The Company is likely to face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performances, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

         RAPID TECHNOLOGY CHANGE

         The market for Information Technology services is characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions embodying new processes and technologies and evolving industry standards and practices that could render the Company's intended service practices and methodologies obsolete. The Company's success will depend, in part, on its ability to improve its existing products and services, develop new products and services and solutions that address the increasingly sophisticated and varied needs of any currently and prospective clients, and respond to technological advances, emerging industry standards and practices and competitive service offerings. Failure to do so could result in the loss of customers or the inability to attract and retain customers, either of which developments could have a material adverse effect on the Company's business, financial condition, results of operations and prospects. There can be no assurance that the Company will be successful in responding quickly, cost-effectively and sufficiently to these developments. If the Company is unable, for technical, financial or other reasons, to adapt in a timely manner in response to change in market conditions or client requirements, its business, financial condition, result of operations and prospects would be materially adversely affected.

         POTENTIAL LIABILITY TO CLIENTS

         Many of the Company's intended operations involve the development, implementation and maintenance of applications that are critical to the operations of their clients' businesses. Our failure or inability to meet a client's expectations in the performance of our products or services could injure the Company's business reputation or result in a claim for substantial damages, regardless of its responsibility for such failure. In addition, the Company possesses technologies and content that may include confidential or proprietary client information. Although the Company will implement policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. The Company will attempt to limit contractually its damages arising form negligent acts, errors, mistakes or omissions in rendering professional services; however, there can be no assurance that any contractual protections will be enforceable in all instances or would otherwise protect the Company from liability damages. The successful assertion of one or more large claims against the company that are uninsured, exceed available insurance coverage, if any, or result in changes to any insurance policies the Company may obtain, including premium increases or the imposition of a large deductible or co-insurance requirements, could adversely affect the Company's business, results of operations and financial condition.

FAST GROWTH MAY CAUSE PROBLEMS WITH CONTROL AND PRODUCTION

         We are not sure that we will be able to manage our growth effectively, or that our facilities, systems, procedures or controls will be adequate to support these operations. Our inability to manage growth effectively could have a bad effect on us by limiting our ability to service our customers and to market our products and services. We have experienced a substantial growth in the number of our employees and our business operations. This growth has placed, and may to continue to place, significant strain on our managerial, operational, financial and other resources. We believe that our performance and success will depend in part on our ability to manage growth effectively. This, in turn, will require ongoing improvement of our operations. We have expanded our Board of Directors to include additional business experienced people.

WE WILL DEPEND ON KEY PERSONNEL TO CONTROL OUR BUSINESS AND OUR BUSINESS MAY SUFFER IF THEY ARE NOT RETAINED

         We are not sure that we will be able to retain our employees or to identify or rehire additional people. The need for people is particularly important in light of the anticipated demands of future growth and the competition of the Information Technology Service Solution industry. Our inability to attract, hire or retain good people could have a bad effect on us. We are highly dependent on our key employees, including technical, sales, marketing, information systems, financial and executive personnel due to our new products and the new markets and new sales people we have recently hired. Therefore, our success depends upon our ability to train and retain these people and to identify, hire and retain additional people as the need arises. Competition for these people, particularly persons having technical expertise is substantial.

         We also are highly dependent on the continued services of our senior management team, which currently is composed of a small number of individuals. While executive officers and key employees have employment agreements with us, agreements are of limited time and are subject to ending under circumstances.

POSSIBLE LACK OF PROTECTION OF OUR PROPRIETARY RIGHTS; RISK OF INFRINGEMENT ON OTHERS' RIGHTS MAY MEAN WE CANNOT SELL OUR PRODUCTS

         While the Company believes that its success is ultimately dependent upon the innovative skills of its personnel and its ability to anticipate technological changes, its ability to compete successfully will depend, in part, upon its ability to protect proprietary technology contained in its products. We rely on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect our products and services. We do not know if these protections will be sufficient to prevent misappropriation of our products, services and other proprietary property or that our competitors will not independently develop products and services that is substantially equivalent or superior to our products and services. Without substantial protection, we will have nothing of value to sell to businesses.

         Also due to the fact that this is a new and rapidly changing business, we cannot assure that others will not assert that our services or its users' content infringe their proprietary rights on our products or services. We can not assure that infringement claims will not be asserted against us in the future. Such claims could result in substantial costs and diversion of resources, even if ultimately decided in favor of us, and could have an adverse effect on us, particularly if judgments on claims were against us. In the event a claim is asserted alleging that we have infringed the intellectual property or information of someone else, we may be required to seek licenses to continue to use intellectual property. We are not sure, however, that licenses would be offered or could be obtained on commercially acceptable terms, if at all. The failure to obtain necessary licenses or other rights could have an adverse effect on us.

WE HAVE VOLATILITY IN OUR STOCK PRICE

         Our operating results, cash flows and liquidity may fluctuate significantly over time. Our revenues depend on our ability to attract and retain customers. We generally offer our new customers a money-back guarantee pro-rated over the unused duration of the service term and customers to our services have the option of discontinuing their service for any reason. Our expense levels are based in part on our expectations of future revenues. To the extent that revenues are below expectations, we may be unable or unwilling to reduce expenses proportionately, and operating results, cash flows and liquidity therefore could be worse than expected. Due to the foregoing factors, it is likely that, from time to time in the future, our quarterly or other operating results and/or growth rate will be below the expectations of public market analysts and investors. Such a failure to meet market expectations could have an adverse effect on the market price of the common stock.

         Prior to this offering, there has been a limited public market for the common stock trading on electronic bulletin board. We are not sure that an increased public trading market for the common stock will develop or continue after this offering, or that the public offering price will correspond to the price at which the common stock will trade subsequent to this offering. The stock market has experience price and volume fluctuations that have particularly affected the stocks of technology companies, resulting in changes in the market prices of stocks of many companies that may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the common stock following this offering. In addition, he market price of the common stock following this offering may be highly volatile. Factors as variations in our interim financial results, comments by securities analysts, announcements of technological innovations or new products by us or its competitors, changing market conditions in the industry (including changing demand for internet access) changing government regulations, developments concerning our proprietary rights or litigation, many of which are beyond our control, may have an adverse effect on the market price of the common stock.

SHARES ELIGIBLE FOR FUTURE SALE COULD DEPRESS THE PRICE OF OUR SHARES

         Sales of a substantial number of shares of common stock in the public market following this offering, or the perception that sales could occur, could make the market price of the common stock prevailing from time to time go down and could impair our future ability to raise capital through a sale of our stock. Upon completion of this registration, there will be approximately 24,000,000 shares of common stock outstanding, 16,000,000 of which will be freely tradable without restriction.

WE WILL NOT PAY A CASH DIVIDEND IN THE NEAR FUTURE

         We have never declared or paid any cash dividends on its capital stock and do not anticipate paying cash dividends in the foreseeable future.

CONTROL BY OFFICERS, DIRECTORS AND EXISTING SHAREHOLDERS PREVENTS CHANGES IN MANAGEMENT

         Currently, the directors as a group and specifically Mr. Doug Forde and Mr. Lionel Forde, his brother, have the right to vote a large block of the outstanding shares of common stock. This small group will control the operations of our company and make it very hard to elect other management for us. As a result, the present officers, directors and shareholders will continue to control our operations, including the election of directors and, except as otherwise provided by law, other matters submitted to a vote of shareholders, including a merger, consolidation or other important matters.

WE PROVIDE INDEMNIFICATION OF OFFICERS AND DIRECTORS AND IT MAY BE DIFFICULT TO SUE THEM

         The Nevada Statutes permit a corporation to indemnify persons including officers and directors who are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, against all expenses including attorneys' fees actually and reasonably incurred by, or imposed upon, him in connection with the defense of action, suit or proceeding by reason of his being or having been a director or officer, except where he has been adjudged by a court of competent jurisdiction and after exhaustion of all appeals to be liable for gross negligence or willful misconduct in the performance of duty. Our Bylaws provide that we shall indemnify our officers and directors to the extent permitted by the Nevada law and thereby limit the actions that may be taken by you against the officers and directors.

WE MAKE ESTIMATES OF OUR FUTURE IN FORWARD-LOOKING STATEMENTS

         The statements contained in this prospectus that are not historical fact are "forward-looking statements," which can be identified by the use of forward-looking terminology as "believes," "expects," "may," "will," "should," or "anticipates," the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current our expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to our business, which, although considered reasonable by us, may not be realized. Because of the number and range of the assumptions underlying our forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus. These forward-looking statements are based on current information and expectation, and we assume no obligation to update. Therefore, our actual experience and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by us or any other person that these estimates will be realized, and actual results may vary materially. We can not assure that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by the selling stockholder.

PRICE RANGE OF COMMON STOCK

         Since October, 1998, our common stock has traded on the electric bulletin board under the trading symbol CBRA and CLXX. The following table sets forth the average range of bid and ask quotations for our common stock as reported by the electronic bulletin board for each full quarterly period within the two most recent fiscal years and subsequent interim periods.

FISCAL YEAR ENDED DECEMBER 31, 1998
-----------------------------------
         BY QUARTER                                                 COMMON STOCK
        -----------                                              ---------------
            QTR.            DATE                             HIGH            LOW
        -----------         ----                             ----            ---
            4th             December 31, 1998              $6.25           $0.06

FISCAL YEAR ENDED DECEMBER 31, 1999
-----------------------------------
         BY QUARTER                                                 COMMON STOCK
        -----------                                              ---------------
            QTR.            DATE                       HIGH            LOW
        -----------         ----                       ----            ---
            1st             March 31, 1999             $6.00           $0.875

            2nd             June 30,1999               $1.53           $0.875

            3rd             September 30, 1999         $1.15           $0.63

            4th             December 31, 1999          $0.83           $0.45

FISCAL YEAR ENDING DECEMBER 31, 2000
------------------------------------
         BY QUARTER                                                 COMMON STOCK
        -----------                                              ---------------
            QTR.           DATE                        HIGH            LOW
        -----------        ----                         ----            ---
            1st            March 31, 2000              $4.13           $0.56

            2nd            to May 31, 2000             $3.00           $1.06

              Trading transactions in our securities occur in the over-the-counter electronic bulletin board market. All prices indicated herein are as reported to us by broker-dealer(s) making a market in our securities. The quotes indicated above reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

         As of March 31, 2000, there were approximately 249 Holders of record our common stock, including brokerage firms, clearinghouses, and/or depository firms holding our securities for their respective clients. The exact number of beneficial owners of our securities is not known.

DIVIDEND POLICY

         We have never declared or paid any cash dividends on our stock and do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends, if any, in the future will be at the sole discretion of the Board of Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

CeleXx Corporation is an Information Technology company that provides organizations with support services and integrated and telecommunications based systems that improve individual performance. CeleXx's strategy in providing these services has been accomplished through the acquisition and consolidation of Information Technology (IT)businesses. In general, these businesses provide services such as engineering design and layout for the installation of network systems, Web site development, computer hardware and software integration, and training and ongoing technical support to client companies. In certain situations, however, computer hardware and software may be sold as part of the overall service solution.

         The Company's recent operations have consumed substantial amounts of cash and have generated net losses and an accumulated deficit. The Company believes that it will require a cash infusion from a private placement or other equity financing to meet its projected working capital and other cash requirements. Absent such additional cash infusion from a private placement or other equity financing, the Company's continued existence is in substantial doubt. The sale of additional equity or other securities could result in additional dilution to the Company's stockholders. There can be no assurance that such additional financing can be obtained on acceptable terms, if at all.

RESULTS OF OPERATIONS

         Comparison of three months ended March 31, 2000 to March 31, 1999

The Company's total revenue was $361,858 for the quarter ended March 31, 2000 compared to $0 for the same quarter last year. The increase in revenue is a result of its first acquisition, Pinnacle East, Inc. in May 1999.

Gross profit was 55% for the quarter ended March 31, 2000, which is a result of the aforementioned acquisition.

Operating expenses increased by $1,529,820 or 585% for the quarter ended March 31, 2000, compared to the same period in 1999. As a percentage of sales, operating expenses were 495% of total sales in the quarter ended March 31, 2000. The increase in operating expenses for the quarter ended March 31, 2000 is primarily due to the recognition of $1,426,866 in non-recurring, non-cash compensation expense for the issuance of stock for services rendered, in addition to increases in salaries, professional expenses and transaction costs associated with on-going acquisitions and capital raising efforts.

         Comparison of Fiscal Year 1999 to Fiscal Year 1998

         The Company's total revenue increased $ 680,989, or 100%, from $ 0 in 1998 to 1999 as a result of its first acquisition of Pinneast.com, Inc. in May 1999.

         Gross profit increased to 48% in 1999 from 0% in 1998. This increase is a result of an increase in the percentage of IT revenue derived from its sole operating unit.

         Selling, general, and administrative ("SG&A") expenses increased by $1,758,171 or 656% to $2,074,292 in 1999 from $ 316,121 in 1998. As a percentage of sales, SG&A expenses were 304% of total sales in 1999 compared with no sales in 1998. The increase in SG&A expenses is primarily due to increases in salaries, professional expenses and non-cash transaction costs associated with on-going acquisitions and capital raising efforts, along with an increase in consulting and travel expenses.

         Depreciation and amortization expenses increased to $125,920 in 1999 from $0 in 1998. The increase in depreciation and amortization expenses is primarily due to increases in fixed asset depreciation, goodwill and other intangibles amortization caused by the acquisition of Pinneast.com, Inc.

         In 1999, the Company recorded no income tax expenses. At December 31, 1999, the Company has a federal and state net operating loss carry-forward of $2,223,000.

FUTURE ASSESSMENT OF RECOVERABILITY AND IMPAIRMENT OF GOODWILL

         In connection with its various acquisitions, the Company recorded goodwill and other intangibles, that are being amortized on a straight-line basis over a periods of 7 to 10 years, its estimated period that the Company will be benefited by such intangible assets. At March 31, 2000, the unamortized goodwill and other intangibles combined were $ 1,074,184 (which represented 72% of total assets and 184% of stockholders' equity). Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets. For financial reporting purposes, goodwill and all other intangible assets are amortized over the estimated period benefited. The Company has determined the life for amortizing goodwill based upon several factors, the most significant of which are the relative size, historical financial viability and growth trends of the acquired companies and the relative lengths of time such companies have been in existence.

         Management of the Company periodically reviews the Company's carrying value and recoverability of unamortized goodwill and other intangibles. If the facts and circumstances suggest that the goodwill and other intangibles may be impaired, the carrying value of such assets will be adjusted which will result in an immediate charge against income during the period of the adjustment and/or the length of the remaining amortization period may be shortened, which will result in an increase in the amount of amortization during the period of adjustment and each period thereafter until fully amortized. Once adjusted, there can be no assurance that there will not be further adjustments for impairment and recoverability in future periods. Of the various factors to be considered by management of the Company in determining whether goodwill and other intangibles is impaired, the most significant will be (i) losses from operations, (ii) loss of customers and (iii) industry developments, including the Company's ability to maintain its market share, development of competitive products or services and imposition of additional regulatory requirements.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has satisfied its cash requirements primarily through cash flow from borrowings from its majority shareholder and principal officer. At March 31, 2000, the Company had $84,481 in cash.

         During the three months ended March 31, 2000, cash provided by financing activities of $118,091 was derived from related party borrowings. Such amounts were exceeded by cash used in operating and investing activities of $171,292, resulting in a $53,201 decrease in cash.

         In the fiscal year ended December 31, 1999, the Company satisfied its cash requirements primarily from private equity issuances and loans from certain officers and shareholders. At December 31, 1999, the Company had $137,682 in cash.

         During the fiscal year ended December 31, 1999, net cash provided by investing and financing activities of $1,191,110 exceeded cash used in operating activities of $1,053,428, resulting in a $137,682 increase in cash.

         The Company's operating entity, Pinneast.com, has three working capital credit lines with a U.S. bank totaling approximately $300,000 that are fully utilized. The three lines are secured by substantially all of the Company's assets and mature in the years 2000 and 2003. The Company is currently evaluating the replacement of these lines with alternative asset financing.

         On April 7, 2000, the Company completed a financing agreement with Birch Circle LLC ("Birch"), a private investment banking firm and raised $3,500,000 for the Company through the sale of shares of the Company's Series A Convertible Preferred Stock ("Preferred Shares"). Approximately $1.6 million of the net proceeds (including accounting and attorneys' fees) had been earmarked for the acquisition of CMI.

         The Preferred Shares will pay dividends at the rate of 6% per annum, and the dividend may be paid in cash or common shares of the Company, at the option of the Company. If the Company elects to pay dividends on the Preferred Shares in common shares, the number of common shares shall be determined by dividing the cash amount of the dividend by the conversion price of the Preferred Shares. The conversion price means the lower of: (a), the average closing bid price on the day immediately preceding the closing of the transaction or (b), 80 % of the 5-day trading average closing bid price of the common shares prior the date of conversion.

FACTORS AFFECTING OPERATING RESULTS

         The Company's recent operations during the three month period ended March 31, 2000 and years ended December 31, 1999 and 1998 have consumed substantial amounts of cash and have generated net losses of $1,597,687, $1,906,397 and $ 316,121, respectively, and accumulated a deficit of $3,820,205 at March 31, 2000. The Company believes that it will require additional cash infusions from a private placement or other equity financing to meet the Company's projected working capital and other cash requirements in 2000.

         Since the Company recognizes IT services revenue only when personnel are engaged on client projects, the relative utilization of such personnel directly affects the Company's operating results. Variations in utilization of personnel may materially affect the Company's IT services business or failure to obtain additional engagements in its IT services business could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's acquisitions have placed, and are expected to continue to place, a significant strain on its managerial and operational resources. To manage these acquired businesses and others that may be acquired in the future, the Company must continue to implement and improve its operational, management and financial systems and to train and manage its employee base. As part of its business strategy, the Company may seek out additional business combinations with other Internet or IT Services companies. To the extent that any of the companies that the Company acquires fail, the Company could be required to write off the amount of the investment.

YEAR 2000 COMPLIANCE

         The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Absent corrective actions, programs with date sensitive logic may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         The total cost associated with required modifications to become Year 2000 compliant has not been material to our financial position to date. Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as our suppliers, clients and other service providers. While problems may arise in the future and we cannot assure you that we will not have a Year 2000 problem, we are unaware of any material impact on our business caused by a Year 2000 problem either in our systems or those of third-parties.

INFLATION

         In our opinion, inflation has not had an effect on our results of operations.

OUR BUSINESS

OVERVIEW

         We were organized under the laws of the State of Nevada on February 19, 1997, under the name, "Spectrum Ventures, Inc." In February 1999, the Company merged with Cobra Technologies International, Inc., a Delaware corporation with the Company surviving. The name of the surviving corporation was changed to Cobra Technologies, Inc. and in August 1999 and November 1999 was further changed to CobraTec, Inc. and CeleXx Corporation, respectively.

         On February 18, 1999, the shareholders of Spectrum Ventures, Inc. voted to acquire all of the outstanding common stock of Cobra Technologies International, Inc., a newly-formed Delaware corporation ("Cobra International"), pursuant to an Agreement and Plan of Reorganization in exchange for 4,500,000 of the Company's stock.

         Effective May 25, 1999, we acquired all of the outstanding common stock of Pinneast.com, Inc. a South Carolina corporation ("Pinneast"), pursuant to an Agreement and Plan of Reorganization for a value of $900,000. Payment consisted of 500,000 shares of our common stock and $100,000 in cash. Payment of the cash portion was deferred for one year. Stephen Lounsberry and Mitchell N. Smith, President and Vice President of Pinneast, respectively, also owning 100% of the outstanding capital stock of Pinneast, received 275,000 and 225,000 common shares of our stock, respectively.

         We have a short operating history, and through March 31, 2000 have generated losses from operations on a consolidated basis amounting to
$3,820,205. At present, the only material business that has been successfully combined with us is Pinneast.com, Inc. While we intend to acquire existing businesses in accordance with our business plan, we are not sure we will be successful in our acquisition plans or in securing financing to acquire such operating companies.

         To date, we have not earned a profit and can give no assurances if and when it will turn a profit. Similarly, because of our limited operating history and accumulated losses, our ability to attract desirable businesses for acquisition will be severely limited. Moreover, we can not be sure that such acquisition candidates, if found, could be acquired under terms acceptable to us. Consequently, failure to complete planned acquisitions will severely limit our ability to grow.

GENERAL

         We  are  an  acquirer  and   consolidator  of  Information   Technology
(IT)businesses. In general, these businesses provide services such as engineering design and layout for the installation of network systems, Web site development, computer hardware and software integration, and training and ongoing technical support to client companies. In certain situations, however, computer hardware and software may be sold as part of the overall service solution.

         We completed our first acquisition in May of 1999 of Pinneast.com, Inc. ("Pinneast"), a six-year-old Columbia, South Carolina based company. Since then, Pinneast's revenues and contracts for future business have increased substantially. We are projecting revenues of approximately $3 million for the year 2000. The basis for these projections is the current backlog of services for which Pinneast holds signed contracts. Meanwhile, Pinneast is steadily making inroads into the corporate training market. In December 1999, for example, Pinneast signed an open-ended contract to host Dow Chemical's worldwide computer based training programs. Under the terms of the agreement, Dow can cancel the balance of the agreement at any time if, in the opinion of Dow, Pinneast is in breach of the terms of the agreement and fails to live up to acceptable standards of performance under the agreement. Nevertheless, Pinneast will be required to complete all work-in-progress, without regard to the date of cancellation of the open-ended contract. Furthermore, under the agreement Dow must make a twenty-five percent (25%) non-refundable cash deposit with Pinneast on all purchase orders issued by Dow and accepted by Pinneast. In addition, Pinneast is negotiating to jointly produce books in text and video. If the pilot programs currently being conducted are successful, Pinneast will convert books and educational programs into CDs and Internet deliverable format for the publisher.

         Our second acquisition, Computer Marketplace, Inc. (CMI) was completed on April 11, 2000., pursuant to an Agreement and Plan of Reorganization for a value of $ 5,000,000. Payment consisted of 1,400,000 shares of our common stock and $2,500,000 in cash. Payment of the cash portion was $1,500,000 at closing and a promissory note for $1 million at 6%, payable in equal installments at the first and second anniversaries. David Burke. Sr. and five (5) other key employees retained their positions in CMI pursuant to 3 year employment contracts and received a total of 200,000 common shares of our stock . CMI, located in Tewksbury, Massachusetts, is a sixteen-year-old network solution and systems design company, founded in 1983. CMI focuses on providing Fortune 1000 companies, government agencies and educational institutions with networking solutions, systems integration, and computer telephony integration.

         We operate within the broad market of Information Technology (IT), which has grown in tandem with the worldwide proliferation of computerization over the last two decades and has expanded the rate of growth with the commercialization of the Internet and corporate Intranets over the last five years. Several sources, including International Data Corporation (IDC), concur that the number of online users will grow from about 150 million worldwide now to about 500 million by 2003. This projected growth is expected, in turn, to fuel the demand for new computer products and services and create new market opportunities in this field. IDC is a leading provider of information technology data, industry analysis and strategic and tactical guidance to builders, providers and users of information technology. IDC is based in Framingham, Massachusetts and maintains offices in more than 40 countries around the world.

         With the successful acquisition of CMI, in addition to its core competencies in networking and telephony, we became involved in the delivery of systems that use voice over IP technology. Voice over IP is an emerging technology that allows customers voice transmission over the Internet at a fraction of the cost of current telephone technologies. At the present time, approximately 50% of CMI's revenues are derived from the general area of telephony, that is, the use of computers in telephonic communications. At this time, we are unable to forecast what impact, if any, the predicted growth in this market will have upon us.

         Finally, through our ownership of Pinneast, we operate within the general market of business-to-business e-commerce by building websites and
e-commerce platforms for clients that facilitate the transfer of goods and services over the Internet. Electronic commerce (or e-commerce, as it is better known) is a relatively new area within general commerce. This area has proliferated with the growing use of the Internet and involves the transfer of goods, services, and funds from one point to another using the Internet. E-commerce is divided into business-to-business and business-to-consumer segments.

         According to IDC, business-to-business e-commerce is one of fastest growing sectors of e-commerce and is expected to exceed $179 billion by 2001. To capitalize on this growth, many businesses are expanding and upgrading their Internet and networking infrastructures. The industry is highly competitive and is characterized by numerous small companies, many offering proprietary products and services. Although there are a few significant players, such as IBM and Cisco, as yet, no clear leader has emerged. Currently, Pinneast holds a negligible market share in this field, and currently has neither the capital nor technical resources to capture meaningful market share. Nevertheless, revenues from this source are growing.

MANAGEMENT AND STRATEGY

         Our core management is composed of individuals experienced in finance, accounting, and Information Systems. Members of our management team have been employed by or have been consultants to startup companies and multinational corporations such as IBM, Mc Graw-Hill and Xerox for more than two decades, Our current president and our Chief Financial Officer have both been involved in the financial and business aspects of mergers and acquisitions, as well as with the investigation and business analysis of prospective acquisitions at Xerox and McGraw-Hill and for smaller entrepreneurial firms. The core strategy of our management team is to acquire complimentary businesses in the Information Technology industry that add value by increasing market share, revenues, or profits, or by reducing operating costs, or by enhancing our ability to perform in the market place. We must caution, however, that the achievement of these targets is highly dependent upon current management as well as upon our ability to attract new capital. We are not sure that we will be in a position to attract sufficient capital or that such capital will be available to us on favorable and desirable terms. If we are unsuccessful in our attempt to raise growth and working capital at rates that are acceptable to us, our prospects for growth could be greatly diminished.

         To date, we have focused on service  companies  that provide  customers with systems and network integration and computer and web based training. Companies in systems engineering, systems design, e-commerce platform development, and network consulting are our desired potential acquisition candidates. Through the acquisition of CMI we are also becoming involved in developing and delivering telecommunications systems such as telephone routers, networked e-mail systems, and remote telephone diagnostic systems. Telecommunications is an area that the company expects to become even more involved with over the next several years.

         One important criterion for acquisition is the potential synergy of the business to be acquired with those that already exist within our structure. CMI and Pinneast, for example, share a number of their larger clients. CMI provides hardware, systems, and services to several of these clients while Pinneast provides training to assure that users understand and take full advantage of the systems that CMI has provided. We generally look for companies that will add $5 million to $15 million, or more to revenue; companies that have been profitable on a pretax, pre-interest basis. Acquisition valuations are often based on an EBIT multiple of four (4) to six (6). In addition, the companies must have at least a three-year history with recently audited financial information and a strong management team. We require top management to stay with the company after the acquisition and tie a portion of the final purchase price to future performance. In any event, we reserve the right to negotiate the purchase price and terms of an acquisition, and may, from time to time, elect to acquire a business with a history of losses if, in the opinion of the management and our board of directors, such an acquisition might add value to our holdings.

PINNEAST.COM, INC.

         Pinneast.com, Inc. ("Pinneast") was formed in January 1994 in order to capitalize on the growing demand for computer-based alternatives to instructor led training. The company provides its customers, mainly Fortune 500 companies, with customized interactive (i.e., can be controlled by the user) multimedia (i.e., combining text, graphics and motion) training design and development services. Toward this end, Pinneast evaluates the specific practices and procedures a client might be using, and then details a plan for developing training programs that address the client's specific requirements. For the most part, these training programs are designed to fill specific needs; for example, to help employees improve performance (productivity); to help employees gain awareness of certain issues, their causes, and cures (e.g., sexual harassment); to help employees avoid common accidents or to comply with certain governmental regulations such as OSHA; to teach new skills (e.g., how to operate a certain machine); or to teach general skills (e.g., computing). Pinneast also develops and produces marketing tools (e.g., promotional material, video demonstrations, etc.) for customers to distribute in the form of CD ROMS or via the Internet.

         Today, Pinneast's clients include a broad base of industrial companies, banks, financial institutions, government agencies and educational institutions. Prominent among its clients are Dow Chemical, for which Pinneast produces and hosts (maintains the site for) world-wide Web-based training programs; The US Army, for which Pinneast develops a wide array of training programs related to the proper use and maintenance of weapons systems; Delta Airlines, for which Pinneast designs and produces safety training programs; and Nations Bank, for which Pinneast develops financial training programs. All of Pinneast's programs are high in multimedia (text, video, graphics and motion) content and delivered to the end user via CD ROMs, the Internet (World Wide Web), or private corporate intranets (Internet based links for a specific company or group).

         Pinneast generated about $200,000 in revenue during its first year, primarily from its first customer, Fleet Mortgage, and from a local grocery chain, Harris Teeter Grocers. During the company's second year, it established a two-year, $800,000 contract with Hoechst Chemical to provide OSHA mandated training to its employees. Pinneast also continued to expand within the financial community by generating contracts with several banks and insurance companies.

         In 1996, Pinneast became a pioneer in web-based training as it delivered an Internet accessed medical support program, called Learners Toolkit for Open Time, for the Thomas Jefferson University Hospital. By 1998, the company had expanded its revenue base to more than $800,000 and established contracts with companies throughout a variety of industries and government organizations. In 1999 on an annualized basis Pinneast earned revenues of $ 978,000 and signed an open-ended contract to host Dow Chemical's worldwide computer based training programs.

         While Pinneast has been particularly successful with companies in a few key industries such as finance, insurance, transportation and manufacturing, the scope of its services can be applied to most businesses and government organizations. Generally, however, its customers need to be large enough to have ongoing training and training support programs for their employees. Pinneast maintains a customer retention rate in excess of 80%.

         Pinneast products fall into two categories: training and marketing. Training products include custom computer-based training (CBT) programs, custom web-based training (WBT) programs, instructional design, instructor-led training and consultation. The Company's marketing products include: interactive marketing CD-ROMs, corporate web page development, e-commerce systems, site development, and consultation.

         In developing and producing training programs for its clients, the Company combines business performance consulting, instructional design, graphic design and animation, computer methodologies and media technologies to meet the specific performance improvement (productivity) needs of its clients. The solutions and training programs are delivered via CD-ROM or the Web. Furthermore, the Company markets and distributes its products and services through trade sources, customer referrals and direct marketing.

         The Company's instructional design philosophy and approach focus on helping clients improve employee performance through training. The interactive nature of the program permits the user (learner) to stop, start, or repeat any portion of the program he or she may desire, at any time. Pinneast's approach to interactive multimedia design addresses multiple learning styles in an attempt to more effectively reach the diverse audiences for which these programs are intended. Secondly, our interactive multimedia programs engage the learner with simulated performance-based routines, enhanced by corrective feedback that is directly applicable to the learner's real world performance responsibilities.

         The instructional material is designed to engage or link the learner to interactive multimedia so that real world knowledge, skills and methodologies are practiced and developed and, thus, become directly transferable to on-the-job performance. In addition to designing from the learner's performance perspective and needs, Pinneast.com designs training programs within the context of the client's business objectives and priorities so that individual performance improvements are relevant: they impact overall business performance.

For the year 1999, Pinneast.com employed 16 full-time employees and 10 part-time employees.

COMPUTER MARKETPLACE, INC.

         The acquisition of Computer Marketplace, Inc. (CMI) was completed on April 11, 2000., pursuant to an Agreement and Plan of Reorganization for a value of $ 5,000,000. Payment consisted of 1,400,000 shares of CeleXx common stock and $2,500,000 in cash. Payment of the cash portion was $1,500,000 at closing and a promissory note for $1 million at 6%, payable in equal installments at the first and second anniversaries. David Burke. Sr. and 5 other key employees retained their positions in CMI pursuant to 3 year employment contracts and received a total of 200,000 common shares of CeleXx .

         CMI, located in Tewksbury, Massachusetts, is a sixteen-year-old network solution and systems design company, founded in 1983. CMI focuses on providing Fortune 1000 companies, government agencies and educational institutions with networking solutions, systems integration, and computer telephony integration.

CMI has a broad and diversified client list ranging from major telecommunications companies to public school systems throughout North America. CMI's customers include: America On-Line, Lucent Technologies, AT&T, J.C. Penny, Bell Canada, The Prudential Insurance Companies, the Boston Public Schools, Sprint Corp., IBM Global Services, USA Group, USA Bank, and Hewlett Packard Co., among many others. CMI services these customers by designing, installing and implementing local area network (LAN) and wide area network (WAN) systems, by customizing software on clients' existing computer network allowing the client the transmission of telephone conversation via the internet for long distance calls and computer related maintenance functions. In 1998, CMI reported $16.7 million in revenues, with pretax earnings of approximately $922,000. For the fiscal year ending, February 2000, CMI is forecasting revenues in excess of $ 16 million and pretax earnings of $1 million.

         CMI started in 1983 as a retail operation and rapidly grew to five store locations. In 1990, management undertook a major restructuring in order to capitalize on the growing demand for software, systems and solutions rather than just hardware. The company also recognized the opportunity to utilize this new focus to expand its market nationwide and establish an international presence. Consequently, the company shifted its focus from individuals and small operations to a purely corporate focus. The company achieved this shift in focus by eliminating the retail side of the business. It did this by closing its retail stores and moving all its operations into a single location. In addition the company developed new marketing strategies focusing on system integration, services and Fortune 1000 companies. Within the last several years, CMI expanded its network solutions business and entered into the growing field of telecommunications. The company is divided into two basic divisions: Networking and Telephony.

         CMI provides its customers with complete, ready-to-run networks using Novell and Windows NT platforms. CMI assesses a customer's needs, determines the appropriate configuration, purchases the necessary software and hardware and then assembles and tests the components at the customer's site. While certain large installations can run as high as $1 million or more, the average order for a network solution is about $200,000. CMI takes care of all aspects of the installation, from delivery and setup to completing the necessary licensing and warranty procedures. The company also provides its customers with systems operation training, vendor updates and upgrades, as well as a 24-hour Help Service.

         Over the last few years, CMI has also expanded its services to include a trademarked "Share-A-CNE" program, which provides customers with the benefits of an on-call Certified Network Engineer who can work closely with the customers' Information Services (IS) department but does not need to be employed on a fulltime basis. The Share-A-CNE program is a cost effective way for the small customer to receive the technical benefits that their larger counterparts receive.

         CMI is also engaged in helping its customers capitalize on the capabilities of the Internet. More specifically, the company is helping customers implement voice over IP (Internet Protocol) technology, which is a low cost alternative to standard telephone service. The company does this through the design and implementation of customized software on a client's existing computer network, or a newly implemented network, allowing the client the transmission of telephone conversation via the Internet for long distance calls. Network contracts represent approximately 50% of the company's revenues.

         CMI provides its customers with systems and solutions for their telecommunications needs. The telephony division was formed about three years ago to help some of its major telecommunications systems providers, such as AT&T, Cisco, Lucent, Qwest and Sprint, in assisting their clients to more effectively manage their call routing systems. The company brings in the relevant equipment, prepares all the networking functions in terms of software and hardware, installs the necessary telephony software, conducts in-depth testing of the systems, and finally ships a ready to use system to the end-user site. End customers include airlines, banks, insurance companies, investment firms and customer oriented organizations across the US and Canada. Orders average about $400,000 and are usually fulfilled within 4 weeks. Occasionally, orders are received from Europe and the typical user is a Fortune 500 company.

GROWTH STRATEGY

         Our current plan of operations is to expand its current worldwide account base by offering a complete business solutions product line. We will also seek to expand upon current information technology products and services in the form of international acquisition or mergers into existing operations. Achieving market acceptance for our services and products will require substantial marketing efforts and the expenditure of significant funds to create awareness and demand.

MARKETING

         Marketing  initiatives  occur  under  the  direction  of  the  combined
company's  marketing   committee.   The  committee  is  comprised  of  qualified
leadership from all of the operating companies and is chaired by a senior management member of an operating company and is selected by the Chief Operating Officer. The Chief Operating Officer is a ex officio member of the committee.

         One priority of the Marketing Committee is to develop strong equity in the CeleXx brand name, world-wide. This effort includes, strategic alliances, partnering opportunities, and the branding of all products offered through the operating companies as CeleXx.

         The marketing committee works in concert with an outside National Marketing and Public relations firm to develop programs for the all the operating companies, according to the requirements of the technical culture of the specific markets they serve. The programs also address and exploit the natural synergies between Operating Groups and provide the process by which the combined services are best blended for use by the Group company sales department.

         Our marketing department has grown to seven employees in the last year. The focus is to market to established industry.

COMPETITION

         There is no way of identifying a specific leader in the many industry segments in which CeleXx markets its products and services. As a provider of specialized solutions though, the competition is for the most part, comprised of smaller entrepreneurial organizations with strong competencies in innovative development tools of which the marketplace in general, is in short supply, yet in great demand. In itself, this market condition provides CeleXx with a strategic competitive advantage. By its form as a growing public company with multiple locations and a resource pool of innovative competencies more easily meets the scrutiny of the larger public companies that make up most of the client base. These requirements, traditionally, address finances, credit, ability to complete contracts under adverse market conditions, alternatives to completing contracts and the ability to neutralize adverse commercial conditions. Also, the ability to finance growth and the increased capacity that may be required by the most desirable clients. Specifically, each operating group manages its own marketing and directly competes with companies which are generally, considerably smaller than CeleXx.

 EMPLOYEES

         As of March 31, 2000, we had five (5) full-time employees in the Boca Raton, Florida office. We may also employ full-time and part-time consultants on an as-needed basis. We consider our relationship with our employees to be satisfactory.

PROPERTIES

         We currently lease approximately 3,000 square feet of office space located at 7251 West Palmetto Park Road, Boca Raton, Florida as its corporate headquarters. Early in the year 2001, the Company plans to relocate from its current Boca Raton location to its new corporate headquarters, consisting of approximately 5,000 square feet, in Coral Springs, Florida. The terms and conditions of our lease include our move to the new location. Presently, the monthly rent is $5,300 and the lease terminates in 2004.

         Pinneast leases building space at 1221 Sunset Blvd., West Colombia, South Carolina under a three 3 year lease that requires minimum annual payments totaling $24,672.

MANAGEMENT

         DIRECTORS AND EXECUTIVE OFFICERS:

         Our directors and executive officers and their positions with us are set forth below.

                                            POSITION WITH

         NAME/DIRECTOR              THE COMPANY                              AGE

         Douglas H. Forde           Chairman, President and CEO               57
         David C. Langle            CFO, Vice President-Finance               49
         Lionel Forde               Director, Vice President                  55
         Vincent Caminiti           Director and COO                          47
         Moty Hermon                Director                                  57
         William Lerner             Director                                  63
         David Burke                Director, CEO of CMI                      56
         John Straatsma             Secretary                                 45


DOUGLAS H. FORDE

Mr. Forde has been Chairman of the Board of Directors, President and Chief Executive Officer since August 1999. From June 1998 until August 1999, he was director of Mergers and Acquisitions for the Company. From November 1996 until June 1998, Mr. Forde was Vice President, Strategic Planning for Computer Access International, Inc. Prior to November 1996, Mr. Forde had been a business consultant to numerous companies, ranging from the Fortune 500 to smaller entrepreneurial businesses. He is a graduate of the University of the Virgin Islands, the University of Illinois, and the Bernard M. Baruch College of the City University of New York and holds degrees in accounting, finance, and taxation.

DAVID C. LANGLE

Mr. Langle is currently the Company's Vice President, Finance and Chief Financial Officer. Mr. Langle joined us in March, 2000. Prior to joining us, he was Vice President and CFO of Terra Telecommunications Corp. since September 1997. Mr. Langle has also served in various senior management capabilities as Vice President, Chief Financial Officer and Director for three Florida based NASDAQ and OTC companies. From 1982 to 1991 Mr. Langle was employed by the Miami office of Spicer & Oppenheim, CPA's, an international accounting and consulting firm where he concluded his tenure as an Audit Partner. He is a CPA and has a Bachelor of Science Degree from the University of Illinois in Chicago.

LIONEL FORDE

Mr. Forde is Vice President, former Chief Financial Officer and a Member of the Board of Directors since February 1999. From November 1997 until February 1999 he was President of the international group at Computer Access International, Inc., responsible for developing markets in the Caribbean and Latin America. Prior to that, Mr. Forde was a senior manager in the Color Paper Products
Division at Eastman Kodak Company. He holds an MBA (Honors) degree from Long Island University and a BS degree in Business Administration from Eastern Illinois University.

VINCENT A. CAMINITI

Mr. Caminiti is Chief Operating Officer and a member of the Board of Directors since January, 1999. Since June of 1998 Mr. Caminiti has devoted full time to the business development of our business. Beginning in 1994 through 1998 Mr.. Caminiti was Managing Director of Rendo International, LTD. with offices in Denver, Los Angeles, Hong Kong & London, was active in business consulting for clients in the Communications and Information Technology fields. The business included identifying strategic business alliances and developing new market strategies for clients, such as CBS Television to distribute programming in the Asian markets.

MOTY HERMON

Mr. Hermon has been a Member of Board of Directors since February 1999. Mr. Hermon has been an international investment banker and business consultant for the past five years. From December 1979 to December 1986, he served as General Manager of Elron, Inc., a New York Stock Exchange listed company. Elron is the largest group of high tech companies in Israel with revenues of approximately $1.5 billion. From December 1992 to November 1994, Mr. Hermon was the exclusive representative and partner of Prudential Securities in Israel. He was also the exclusive representative and partner of TA Associates from January 1986 to July 1988. TA Associates is a Boston based venture capital firm with over $1.5 billion under management. Mr. Hermon holds a BA in Economics and Political Science from Tel-Aviv University.

WILLIAM LERNER

Mr. Lerner has been a member of the Board of Directors since February 1999. Since 1994, Mr. Lerner has been in the private practice of corporate and securities law with offices in Pennsylvania and Florida. Mr. Lerner is also Counsel to the law firms of Sweeney & Associates (Pittsburgh) an Snow Becker Krauss, PC (New York). He is a director of Seitel, Inc. (a NYSE listed oil and gas producing company), Helm Resources, Inc. (an Amex listed company that provides mezzanine financing to middle market companies), and Micros-to-Mainframes, Inc. (a NASDAQ listed company and producer of high-technology communications and computer services to Fortune 500 companies). Mr. Lerner is a graduate of Cornell University (1955) and of the New York University School of Law (1960). He is a member of the bars of New York and Pennsylvania. He has served with the U.S. Securities and Exchange Commission, the American Stock Exchange and as General Counsel to Hornblower, Weeks, Hemphill & Noyes, a New York Stock Exchange brokerage/investment firm.

DAVID BURKE SR.

Mr. Burke was recently appointed as a member of the Board of Directors of the Company and CEO of Computer Marketplace, Inc. (CMI), a company he founded in 1983. Prior to CMI, Mr. Burke had fifteen years in a career that spanned several management positions including technical supervisor, manufacturing engineering manager, production manager, and international sales manager with the

Metrigraphics Division of Dynamics Research Corporation, a multinational manufacturer and distributor of electro-optical products. Mr. Burke received his technical and business education at Worchester Polytechnic, Lowell Technological Institute and Boston University. He also received specialized training in information systems from Novell, Microsoft, IBM, HP, Compaq and other "Tier One" microcomputer and software producers. He is a Member of the American Production & Inventory Control Society. He co-authored "Metriform Fabrication, Electronic Packaging and Production," May 1981, Chaners Publishing.

JOHN STRAATSMA

Mr. Straatsma has served as secretary since October of 1999. Since August of 1998, he has acted as a consultant to us for business development and operations. In September 1995, Mr. Straatsma founded, and since has acted as president of Consultants Ltd., a company that performs consulting work for companies active in the IT industry. For January 1983 until August 1995, Mr. Straatsma was president of Trinidad Computers Ltd., a company he helped to found. His educational background includes a Bachelor of Commerce degree from the University of Guelph, in Guelph, Ontario, Canada, and a Master of Science degree in Management from Florida International University, Miami, Florida.

EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning the compensation earned, by the Company's Chief Executive Officer and its other key employees for services rendered in all capacities to the Company and its subsidiaries for each of the last two fiscal years. Such individuals will be hereafter referred to as the Named Executive Officers. No other executive officer who would have otherwise been includible in such table on the basis of salary and bonus earned for the 1999 fiscal year has resigned or terminated employment during that fiscal year.

SUMMARY COMPENSATION TABLE

                  ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                  -------------------                ----------------------
                                                             AWARDS
                                                             ------
                                                                         Securities
                                          Other                             Under-
                                          Annual            Restricted      Lying                    All Other
Name and Principal                        Compen-           Stock          Options/      LTIP         Compen-
Position        Year    Salary   Bonus    sation            Award(s)        SARs        Payouts        sation

     (a)        (b)      (c)      (d)     (e)               (f)               (g)         (h)            (i)
------------------------------------------------------------------------------------------------------------------------------------

Doug Forde,     1999     $34,900   -0-    -0-               -0-               -0-         -0-            -0-
Chairman and    1998     $60,000   -0-    -0-               -0-               -0-         -0-            -0-
CEO

         STOCK OPTIONS
         -------------
         Option/SAR Grants in last Fiscal Year:

                                                              Potential Realizable Value
                                                              At Assumed Annual                  Alternative
                                                              Rates of Stock Price               To (f) and (g)
         Individual Grants                                   Appreciation for Option Term        Grant Date Value
         -----------------                                   -----------------------------       ----------------
                                                                                                 Grant Date

                                                              5% ($)            10% ($)          Present Value $
                                                              (f)               (g)              (h)
------------------------------------------------------------------------------------------------------------------------------------
Doug Forde        -0-      -0-              N/A      N/A      N/A               N/A              N/A
------------------------------------------------------------------------------------------------------------------------------------

         Options Exercises and Holdings:

         The following table sets forth information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 1999, of each person named in the summary compensation table and the unexercised options held as of the end of the 1999 fiscal year.

        Aggregated Option/SAR Exercises in last Fiscal Year and Fiscal Year End:

OPTION/SAR VALUES

------------------------------------------------------------------------------------------------------------------------------------


                                                                       Number of                 Value Of
                                                                       Securities                Unexercised
                                                                       Underlying                In-The-Money
                                                                       Unexercised               Options/SARs
                                                                       Options/SARs              At Fiscal Year-
                           Shares                                      At Fiscal Year-End        End
                           Acquired On               Value             Exercisable/              Exercisable/
Name                       Exercise         Realized Unexercisable     Unexercisable

------------------------------------------------------------------------------------------------------------------------------------
Doug Forde                 N/A                       N/A               N/A                       N/A
------------------------------------------------------------------------------------------------------------------------------------



EMPLOYMENT AGREEMENTS

Douglas H. Forde -  Chairman Of The Board and President :

Under the terms of an employment agreement between the Company and Mr. Forde, in consideration for his services to the Company, Mr. Forde will receive an annual base salary of $150,000 as of January 1, 2000. Mr. Forde is also eligible to participate in the Company's Incentive Stock Option Plan. Effective June 1, 2000 the employment agreement for Mr. Forde ,among other terms, was amended to increase his annual base salary to $175,000 ,extended to five years and requiring Keyman life insurance.

Lionel Forde, Vice President - Vice President and Director :

Under the terms of an employment agreement between the Company and Mr. Forde, in consideration for his services to the Company, Mr. Forde will receive an annual base salary of $120,000 as of January 1, 2000. Mr. Forde is also eligible to participate in the Company's Incentive Stock Option Plan.

All Executive Officers of the Company are extended Employment Contracts with terms of three (3) to five (5) years, renewable annually thereafter.

1999 STOCK OPTION PLAN

         On March 1, 1999 we adopted and implemented a Stock Option Plan (the "Plan"). The Plan increases the employees', advisors', consultants' and non-employee directors' proprietary interest in us and aligns more closely their interests with the interests of our shareholders. The Plan also maintains our ability to attract and retain the services of experienced and highly qualified employees and non-employee directors.

         Under the Plan, we reserved an aggregate of 1,000,000 shares of common stock for issuance pursuant to options granted under the Plan ("Plan Options"). Our Board of Directors or a Committee of the Board of Directors (the "Committee") will administer the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

         Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify ("Nonqualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of common stock owned by the eligible person and receive a new Plan Option to purchase shares of common stock equal in number to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of the Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant.

         The exercise price of Nonqualified Options shall be determined by the Board of Directors or the Committee.

         The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.

         Our  officers,   directors,  key  employees  and  consultants  and  our
subsidiaries (if applicable in the future) will be eligible to receive Nonqualified Options under the Plan. Only our officers, directors and employees who are employed by us or by any subsidiary thereof are eligible to receive Incentive Options.

         All Plan Options are non-assignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not an employee of but is a member of our Board of Directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Internal Revenue Code of 1986, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

         The Board of Directors or the Committee may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization), (ii) affects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination date of the Plan. Unless the Plan has been suspended or terminated by the Board of Directors, the Plan shall terminate in approximately 10 years from the date of the Plan's adoption. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Charter and Bylaws provide that we shall indemnify all directors and officers to the full extent permitted by the Nevada Corporation Law. Under provisions, any director or officer who, in person's capacity as , is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines director or officer acted in good faith and in a manner director reasonably believed to be in or not opposed to our best interest. The Charter, Bylaws, and the Nevada Corporation Law further provide that indemnification is not exclusive of any other rights to which individuals may be entitled under the Charter, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

         We have power to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss incurred by person in any capacity or arising out of his status as , whether or not we would have the power to indemnify person against liability under Nevada law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 2000 (except where indicated by asterisk), information regarding the beneficial ownership of our common stock by each person we know to own five percent or more of the outstanding shares, by each of the directors and officers, and by the directors and officers as a group. As of March 31, 2000, there were outstanding 12,412,813 shares of our common stock.

o Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Generally, a person is deemed to be the beneficial owner of a security if he has the right to acquire voting or investment power within 60 days.

o Unless otherwise indicated, all addresses are at our office at 7251 West Palmetto Park Rd., Suite 208, Boca Raton, Florida 33433.

         Name and Address of            Amount of                     Percent of
         Beneficial Owner               Beneficial Ownership               Class
         ----------------            -------------------------             -----
         Douglas H. Forde(3)                7,463,375*                     35.9%
         Lionel Forde(1)                    1,075,000                       5.2
         Vincent Caminiti                     250,000                       1.2
         Moty Hermon                          500,000                       2.4
         William Lerner                             -                         -
         Michelle J. Michalow(2)              625,000                       3.0
         David Burke, Sr.(4)                1,400,000*                      6.7
         John W. Straatsma                    250,000                       1.2
         All Executive Officers and
         Directors as a group (7 persons)  10,938,375                    52.56%*
-------------------------------------------------------------------------------

(1)      Lionel Forde is the brother of Douglas H. Forde.
(2)      Ms. Michalow is a former officer of CeleXx.

(3) Douglas H. Forde was granted 7,000,000 shares of restricted company common stock by the Board of Directors on May 25, 2000, pursuant to an amended five year employment agreement.
(4)      Pursuant to the April 14,2000 acquisition of Computer Marketplace, Inc.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1998 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1998 fiscal year, the Company believes that all executive officers and Board members complied with all their reporting requirements under Section 16(a) for such fiscal year.

DESCRIPTION OF CAPITAL STOCK

         We have an authorized capital of 20,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of Preferred stock, par value $0.01 per share. As of March 31, 2000, approximately 12,400,000 shares of common stock were outstanding, held of record by 249 persons, and no shares of Preferred stock were outstanding.

COMMON STOCK

         The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the Board with respect to any series of Preferred stock, the holders of common stock exclusively possess all voting power. Subject to any preferential rights of any outstanding series of our Preferred stock, the holders of common stock are entitled to dividends as may be declared from time to time by the Board from funds available for distribution to holders. No holder of common stock has any preemptive right to subscribe to any securities of ours of any kind or class or any cumulative voting rights. The outstanding shares of common stock are, and the shares, upon issuance and sale as contemplated will be, duly authorized, validly issued, fully paid and non-assessable.

CONVERTIBLE PREFERRED STOCK

         On April 7, 2000, we completed a financing agreement with an institutional investor and raised $3,500,000 through the sale of shares of our Series A Convertible Preferred Stock. Birch is the sole owner of the Series A Convertible Preferred Stock. The Convertible Preferred Shares will pay dividends at the rate of 6% per annum, and the dividend may be paid in cash or our common shares, at our option. If we elect to pay dividends on the Convertible Preferred Shares in common shares, the number of common shares shall be determined by dividing the cash amount of the dividend by the conversion price of the Convertible Preferred Shares. The conversion price means the lower of: (a), the average closing bid price on the day immediately preceding the closing of the transaction or (b), 80 % of the 5-day trading average closing bid price of the common shares prior the date of conversion.

OTHER PREFERRED STOCK

         We may issue other preferred stock of a different class from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to, and imposed upon, any series of Preferred stock and to fix the number of shares of any series of Preferred stock and the designation of any series, subject to the consent of the existing holders of Preferred stock in instances. The issuance of Preferred stock could be used, under circumstances, as a method of preventing our takeover and could permit the Board of Directors, without any action of the holders of the common stock to issue Preferred stock which could have a bad effect on the rights of holders of the common stock, including loss of voting control.

REGISTRATION RIGHTS

         Following this offering, only the shareholder of our Convertible Preferred Stock will have rights to register those shares for sale to the public under the Securities Act of 1933, as amended (the "Securities Act").

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS AND OF NEVADA LAW

GENERAL

         Our Charter and Bylaws contain provisions that could make difficult the acquisition of control of us by means of a tender offer, open market purchases, proxy fight or otherwise. These provisions may discourage types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us first to negotiate with us. We believe that the benefits of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure us outweigh the disadvantages of discouraging proposals because, among other things, negotiation of proposals could result in an improvement of their terms.

Our Certificate of Incorporation and By-laws contain provisions which may deter, discourage, or make more difficult the assumption of control of us by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions include an unusually large number of authorized shares of common stock (20,000,000) the authorization of the Board of Directors to issue Preferred stock as described above and the prohibition of cumulative voting. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest as the offer might include a premium over the market price of our capital stock at the time. In addition, these provisions may have the effect of assisting our current management in retaining its position and place it in a better position to resist changes which some stockholders may want it to make if dissatisfied with the conduct of our business.

Set forth below is a summary of provisions in the Charter and Bylaws.

         LIMITATIONS ON DIRECTORS' LIABILITY

     The Charter and Nevada Corporation Law permit us to indemnify our directors. The Charter contains provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under the Nevada Corporation Law or for any transaction from which the director derived an improper personal benefit) indemnify its directors and officers to the fullest extent permitted by the Nevada Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we has been advised that, in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT

     The Transfer Agent and Registrar for the common stock is American Registrar & Transfer Company, 342 East 900 South Street, Salt Lake City, Utah 84111.

SELLING STOCKHOLDER

     The following table sets forth (i) the number of shares of Common Stock beneficially owned by the selling stockholder as of March 31, 2000, (ii) the number of Shares of Common Stock to be offered for resale by the selling stockholder and (iii) the number and percentage of Shares of Common Stock to be beneficially owned by the selling stockholder after completion of the offering. The selling stockholder has not had a material relationship with the Company during the past three years.

     Birch Circle LLC ("Birch") purchased an aggregate of $3.5 million of convertible preferred stock and warrants from the Company in a private placement transaction which closed on April 30, 2000. As part of that private placement, Birch was issued shares of preferred stock that may be converted into our common stock and warrants to acquire our common stock. The preferred stock and the warrants are described in more detail in page [ ] of this Prospectus. Holders of the preferred stock and warrants are prohibited from using them to convert into and acquire shares of our common stock to the extent that such conversion or acquisition would result in such holder, together with any affiliate thereof, beneficially owning in excess of 4.999% and 9.999%, respectively, of the outstanding shares of our common stock following such conversion or acquisition. This restriction may be waived by the holder on not less than 61 days' notice to the Company. Since the number of shares of our common stock issuable upon conversion of the preferred stock will change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the preferred stock, and consequently the number of shares of our common stock that will be beneficially owned by Birch, cannot be determined at this time. Because of this fluctuating characteristic, the Company has agreed to register a number of shares of our common stock that exceeds the number of shares beneficially owned by Birch. The number of shares of our common stock listed in the table below as being beneficially owned by Birch includes the shares of our common stock that are issuable to them, subject to the 4.999% and 9.999%, respectively, limitation, upon conversion of their preferred stock and exercise of their warrants. However, the 4.999% and 9.999%, respectively, limitation would not prevent Birch from acquiring and selling in excess of 4.999% and 9.999%, respectively, of our common stock through a series of conversions and sales under the preferred stock and acquisitions and sales under the warrants.
                                                No.of
                 No.of Shares of Common Stock  Shares        Shares Beneficially
Name                Beneficially Owned         Offered   Owned after Offering(1)
----------------  -------------------------  ------------  -----------------
Birch Circle LLC               466,667       10,772,222 (2)             0
C/o Citco Trustees (Cayman) Limited
Commercial Centre
P.O. Box 31106 SMB
Grand Cayman, Cayman Islands
British West Indies

Wellington Capital Corporation 400,000              400,000                 0
1270 Avenue of the Americas
Suite 1233
New York, New York  10020

--------------------------------------------------------------------------------

(1) Assume that all Common Stock offered by the Selling Stockholder is sold and that no other shares beneficially owned by the Selling Stockholder is sold.

(2) The number of shares of Common Stock issuable upon the conversion of the Preferred Shares is an approximation which is based on the hypothetical conversion of such Preferred Shares. The actual number of shares of Common Stock that would be issuable upon conversion of the Preferred Shares and available for resale hereunder is determined by a conversion formula which , in part, cannot be determined on the date hereof. Pursuant to Rule 416 and 457 there is an indeterminable number of shares of Common Stock that may become issuable by reason of anti-dilution provisions of the shares of Preferred Stock. Based on the closing price of the stock on ________, ___, the selling stockholder would be entitled to convert into _____ shares.

There is no assurance that the Selling Stockholder which holds Preferred Shares will convert such Preferred Shares, or that such selling Stockholder or any other Selling Stockholder will otherwise opt to sell any of the Shares offered hereby. To the extent required, the specific Shares of Common Stock beneficially owned by such Selling Stockholder, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by such Selling Stockholder in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

         THE SHARES COVERED BY THIS PROSPECTUS MAY BE SOLD FROM TIME TO TIME SO LONG AS THIS PROSPECTUS REMAINS IN EFFECT; PROVIDED, HOWEVER, THAT THE SELLING STOCKHOLDER ARE FIRST REQUIRED TO CONTACT THE COMPANY'S CORPORATE SECRETARY TO CONFIRM THAT THIS PROSPECTUS IS IN EFFECT. THE SELLING STOCKHOLDER EXPECTS TO SELL THE SHARES AT PRICES THEN ATTAINABLE, LESS ORDINARY BROKERS' COMMISSIONS AND DEALERS' DISCOUNTS AS APPLICABLE.

         THE SELLING STOCKHOLDER AND ANY BROKER OR DEALER TO OR THROUGH WHOM ANY OF THE SHARES ARE SOLD MAY BE DEEMED TO BE UNDERWRITERS WITHIN THE MEANING OF THE SECURITIES ACT WITH RESPECT TO THE COMMON STOCK OFFERED HEREBY, AND ANY PROFITS REALIZED BY THE SELLING STOCKHOLDER OR SUCH BROKERS OR DEALERS MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS. BROKERS' COMMISSIONS AND DEALERS' DISCOUNTS, TAXES AND OTHER SELLING EXPENSES TO BE BORNE BY THE SELLING STOCKHOLDER ARE NOT EXPECTED TO EXCEED NORMAL SELLING EXPENSES FOR SALES OVER-THE-COUNTER OR OTHERWISE, AS THE CASE MAY BE. THE REGISTRATION OF THE SHARES UNDER THE SECURITIES ACT SHALL NOT BE DEEMED AN ADMISSION BY THE SELLING STOCKHOLDER OR THE COMPANY THAT THE SELLING STOCKHOLDER ARE UNDERWRITERS FOR PURPOSES OF THE SECURITIES ACT OF ANY SHARES OFFERED UNDER THIS PROSPECTUS.

PLAN OF DISTRIBUTION

         This Prospectus covers 11,172,222 shares of the Company's Common Stock. All of the Shares offered hereby are being sold by the Selling Stockholder. The Securities covered by this Prospectus may be sold under Rule 144 instead of under this Prospectus. The Company will realize no proceeds from the sale of the Shares by the Selling Stockholder or upon conversion of the Preferred Shares by the Selling Stockholder.

         The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

o        ordinary   brokerage   transactions  and  transactions  in   which  the
         broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o        purchases   by   a   broker-dealer  as  principal  and  resale  by  the
         broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o        broker-dealers   may  agree  with  the  Selling  Stockholders to sell a
         specified  number of such shares at a stipulated  price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

         The validity of the Shares will be passed upon for the Company by its counsel, Harry Winderman, Esq., Boca Raton, Florida.

EXPERTS

         Our financial statements at December 31, 1999 and 1998, appearing in this Registration Statement have been audited by Feldman Sherb Horowitz & Co., P.C., independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY THE SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FUNC SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered, none of which are payable by the Selling Stockholder:

         Registration Statement Filing Fee                               $ 3,126
         Legal Fees and Expenses                                           5,000
         Accounting fees and expenses                                      4,000
         Miscellaneous                                                     1,000
                                                                         -------
         Total                                                           $13,126

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

          Prior to the Merger of CobraTec, Inc. and Spectrum Ventures, Inc. ("Spectrum"@), on February 18, 1999, Spectrum raised $11,000 from sales made pursuant to a Regulation D - Rule 504 Offering Memorandum dated February 27, 1997. There were 101 purchasers, including friends, relatives or acquaintances of Spectrum's Officers, Directors and Affiliates. The aggregate number of shares of common stock issued was 45,833. Spectrum Ventures, Inc. ("Spectrum"), a Nevada corporation, was listed on the OTC Bulletin Board (symbol SCMV).

          While pursuing its business plan, conducted a Regulation D - Rule 504 Offering pursuant to an Offering Memorandum dated February 27, 1998, whereby it raised an additional $84,900 from 24 shareholders for an aggregate number of 3,538 shares of Spectrum common stock.

          In September 1998, three key employees were issued an aggregate of 1,397 shares of our common stock in reliance upon an exemption provided by Section 4(2) of the Securities Act of 1933 and are restricted securities.

          In December 1998, 10,458 shares, in aggregate, of Spectrum's common stock were issued to D. F. Mintmire - (Spectrum's Attorney), Neil Rand
          - (Spectrum's Consultant), and William Custer - (Vendor for Application Software Development, Inc.) in exchange for services and release of personal debt of certain officers and directors of Spectrum.

          In June 1997, 28,333 shares of Spectrum's common stock were issued to Larry K. Danley and Jacqueline C. Danley, E.H. Frankland Trust, Arthur Hansuld, Peter S. Harlee, Jr., John Roy Gough and Virginia L. Gough, Bill Sheffield and Angela D. Sheffield, Howard Crosby and Marc Donovan, all shareholders of Commercial Computer Systems, Inc. in connection with Spectrum's acquiring exclusive marketing rights to 5 proprietary software products from Commercial Computer Systems, Inc. ("CCS"), a Florida corporation, an asset purchase for which Spectrum relied upon Regulation D - Rule 504 as an exemption from Registration.

          On February 18, 1999, we merged with Spectrum Ventures, Inc. ("Spectrum"), a Nevada corporation. Pursuant to the Merger, Spectrum shareholders received 713,475 shares of Celexx, Inc.'s common stock. As a consideration to cancel a letter of intent for Spectrum to acquire Commercial Computer Systems, Inc., we issued an additional

          200,000 shares of our common stock to Commercial Computer Systems, Inc. Accordingly, the issuance of these securities was exempt from the registration requirements of the act pursuant to Section 4(2) of the Act. Also on February 18, 1999 the founders of Celexx, pursuant to a share exchange agreement with Spectrum, received 4,500,000 common shares as a condition of the merger.

          As a condition of the retirement of related party debt in the amount of $448,640 with Edinburgh Consulting, Inc., a consulting firm owned by Michelle Michalow, a former officer of Celexx 1,733,333 shares were issued. Pursuant to a Consulting Agreement between Celexx and Edinburgh, $133,333 was converted at $.10 per share. The remaining $315,307 was converted at $.78 per share. The issuance of the securities was exempt from registration requirements of the Act pursuant to Section 4(2) of the Act.

          In November 1998, we entered into an agreement with Girmon Investment Co., Limited ("Girmon"), a company which is 33% owned by Moty Herman, a member of our board of directors for corporate finance advisory services for an initial period of 36 months. As consideration for business, advisory and other consulting services performed on behalf of the Company, Girmon received 500,000 shares of our common stock valued at $125,000 or $.25 per share.

          In February 1999, we issued 300,000 shares of common stock to Crabbe Capital for $30,000, for financial advice, consulting services and market strategies provided by Crabbe. The issuance of the securities was exempt from registration requirements of the Act pursuant to
          Section 4(2) of the Act.

          In March 1999, Celexx conducted an offering of common stock at $1.00 per share pursuant to Rule 504 of Regulation D under the Act. Management sold an aggregate of 860,250 shares of common stock for an aggregate of $860,250. Accordingly, the issuance of securities was exempt from registration requirements of the Act pursuant to Section 4(2) of the Act.

          In May 1999, we signed a merger agreement and took effective control of West Columbia, SC-based Pinneast.com for a combination of cash and stock. In exchange for all of the outstanding stock of Pinneast, an aggregate of 500,000 shares of our common stock were issued to the Pinneast.com shareholders and a cash payment of $100,000 (deferred for one year). The shares of common stock were valued at $1.50 per share. Accordingly, the issuance of these securities was exempt from registration requirements of the Act pursuant to Section 4(2) of the Act.

          On April 7, 2000, we completed a financing agreement with Birch Circle LLC ("Birch"), a private investment banking firm, and raised
          $3,500,000 through the sale of shares of our Series A Convertible Preferred Stock. Birch is the sole owner of the Series A Convertible Preferred Stock. The Convertible Preferred Shares will pay dividends at the rate of 6% per annum, and the dividend may be paid in cash or our common shares, at our option. If we elect to pay dividends on the Convertible Preferred Shares in common shares, the number of common shares shall be determined by dividing the cash amount of the dividend by the conversion price of the Convertible Preferred Shares. The conversion price means the lower of: (a), the average closing bid price on the day immediately preceding the closing of the transaction or (b), 80 % of the 5-day trading average closing bid price of the common shares prior the date of conversion.

         Our second acquisition, Computer Marketplace, Inc. (CMI) was completed on April 11, 2000., pursuant to an Agreement and Plan of Reorganization for a value of $ 5,000,000. Payment consisted of 1,400,000 shares of our common stock and $2,500,000 in cash. Payment of the cash portion was $1,500,000 at closing and a promissory note for $1 million at 6%, payable in equal installments at the first and second anniversaries. David Burke. Sr. and five (5) other key employees retained their positions in CMI pursuant to 3 year employment contracts and received a total of 200,000 common shares of our stock . CMI, located in Tewksbury, Massachusetts, is a sixteen-year-old network solution and systems design company, founded in 1983. CMI focuses on providing Fortune 1000 companies, government agencies and educational institutions with networking solutions, systems integration, and computer telephony integration.

         Douglas H. Forde was granted 7,000,000 shares of restricted company common stock by the Board of Directors on May 25, 2000, pursuant to an amended five year employment agreement.

ITEM 27. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Nevada Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of a Nevada corporation. Our Certificate of Incorporation and the Bylaws provide that the corporation shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 28.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits:

    2.1 Plan of Reorganization and Agreement of Merger, dated April 14,2000, by and between Computer Marketplace, Inc., David Burke, Sr., Betty Des Meules, Cobra Technologies, Inc. and CMI Acquisition Corp.

    3.1           By-Laws

    3.2           Articles of Incorporation

    3.3           Articles of Amendment of Articles of Incorporation

    4.1           Stock Option Plan

   10.1           Lease Agreement  dated  May 11, 1999,  between Sawgrass Realty
                  Holdings, Inc.  and  Celexx    Corporation        (f/k/a Cobra
                  Technologies, Inc.)

   10.2           Employment Agreement Lionel Forde

   10.3           Employment Agreement Doug Forde

   10.4 Merger Agreement by and between Pinneast.com, Inc. and Celexx Corporation, dated May 25, 1999

   21.1           Subsidiaries of the Company

  *23.1  --       Consent of Feldman Sherb Horowitz & Co., P.C.

  *23.2  --       Consent of Harry Winderman, Esq., included in Exhibit 5
  *25.0  --       Power  of  Attorney,  included  on  the signature page to this
                  Registration Statement__________________________

*                 Included herein.
**                Additional Exhibits to be provided

ITEM 29. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1)      File,   during   any  period  in  which  it  offers  or  sales
                  securities, a post-effective amendment to this registration statement to;

                  (i) Include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

                  (iii) Include any additional or changed  material  information on the plan of distribution.

        (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and in the offering of such securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expense incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Boca Raton, Florida, on the 9th day of June, 2000.

                                                     CELEXX CORPORATION

                                                     BY: /S/DOUG FORDE
                                                         -----------------------
                                                       Doug Forde, President and
                                                         Chief Executive Officer

                       INDEX TO FINANCIAL STATEMENTS

CELEXX CORPORATION

Independent Auditors' Report                                                 F-2

Consolidated Balance Sheet                                                   F-3

Consolidated Statements of Operations                                        F-4

Consolidated Statement of Stockholders' Equity (Deficit)                     F-5

Consolidated Statements of Cash Flows                                        F-6

Notes to Consolidated Financial Statements                            F-7 - F-14

COMPUTER MARKETPLACE, INC.

Independent Auditors' Report                                                F-15

Consolidated Balance Sheet                                                  F-16

Consolidated Statements of Operations                                       F-17

Consolidated Statements of Cash Flows                                       F-18

Notes to Consolidated Financial Statements                           F-19 - F-22

UNAUDITED PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

Description of Proforma Financial Statements                                F-23

Unaudited Proforma Consolidated Balance Sheet                               F-24

Unaudited Proforma Condensed Consolidated Statements of Operations
(Three months ended March 31, 2000)                                         F-25

Unaudited Proforma Condensed Consolidated Statements of Operations
(Year ended December 31, 2000)                                              F-26

Notes to Unaudited Proforma Condensed Consolidated
Financial Statements                                                 F-27 - F-28

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
CeleXx Corporation and Subsidiary
Boca Raton, Florida

We  have  audited  the  accompanying   consolidated   balance  sheet  of  CeleXx
Corporation and Subsidiary, as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1999 and the period ended July 10, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CeleXx Corporation and Subsidiary, as of December 31, 1999, and the consolidated results of their operations and their cash flows for the year ended December 31,1999 and the period ended July 10, 1998 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.


                                           /s/Feldman Sherb Horowitz & Co., P.C.
                                              Feldman Sherb Horowitz & Co., P.C.
                                              Certified Public Accountants

 New York, New York
 April 14, 2000

                          CELEXX CORPORATION AND SUBSIDIARIES

                              CONSOLIDATED BALANCE SHEET



                                                                                                 March 31,           December 31,
                                                                                                   2000                  1999
                                                                                            -------------------    -----------------
                                                                                                (unaudited)

                                        ASSETS


CURRENT ASSETS:

     Cash                                                                                   $            84,481    $        137,682
     Accounts receivable                                                                                154,954              76,923
     Advances to employees                                                                               12,745              18,245
                                                                                            -------------------    -----------------
TOTAL CURRENT ASSETS                                                                                    252,180             232,850
                                                                                            -------------------    -----------------
FURNITURE AND EQUIPMENT, net                                                                             65,756              39,575

GOODWILL, net                                                                                            91,667              94,167

INTANGIBLE  ASSETS, net                                                                                 982,517           1,020,412

OTHER ASSETS                                                                                             92,850              93,250
                                                                                            -------------------    -----------------

                                                                                            $         1,484,970    $      1,480,254
                                                                                            ====================   =================



                         LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES


     Accounts payable and accrued expenses                                                  $           250,448    $        270,000
     Note payable related party                                                                         100,000             100,000
     Advances from shareholder                                                                          127,013               9,013
     Deferred revenue                                                                                   169,882              87,384
                                                                                            -------------------    -----------------
     TOTAL CURRENT LIABILITIES                                                                          647,343             466,397
                                                                                            -------------------    -----------------
LINE OF CREDIT - long term portion                                                                      253,133             258,542

COMMITMENTS                                                                                                   -                   -

STOCKHOLDERS' EQUITY:

     Preferred stock, $001 par value, 1,000,000 share authorized;
        none issued                                                                                           -                   -
     Common stock, $.001 par value, 20,000,000 shares authorized;
        12,412,613 shares issued and outstanding                                                         12,413              10,907
     Additional paid-in capital                                                                       4,902,686           3,216,926
     Deferred financing costs                                                                          (510,400)           (250,000)
     Accumulated Deficit                                                                             (3,820,205)         (2,222,518)
                                                                                            -------------------    -----------------
           TOTAL STOCKHOLDERS' EQUITY                                                                   584,494             755,315
                                                                                            -------------------    -----------------
                                                                                            $         1,484,970    $      1,480,254
                                                                                            ====================   =================

               See notes to consolidated financial statements.

                       CELEXX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                              July 10, 1998
                                                      Three Months Ended March 31,        Year Ended          (Inception) to
                                                      ----------------------------      -----------------
                                                          2000            1999          December 31, 1999    December 31, 1998
                                                      ----------------------------      -----------------    ------------------
                                                       (unaudited)     (unaudited)

REVENUE                                            $        361,858 $             - $            680,989 $                   -

COST OF REVENUE                                             162,081               -              353,140                     -
                                                      ----------------------------      -----------------    ------------------
GROSS PROFIT                                                199,777               -              327,849                     -

OPERATING EXPENSES                                        1,791,505         261,585            2,074,292               316,121
                                                      ----------------------------      -----------------    ------------------
LOSS FROM OPERATIONS                                     (1,591,728)       (261,585)          (1,746,443)             (316,121)

OTHER EXPENSES:
    Interest expense                                          5,959               -               68,754                     -
    Settlement of litigation                                      -               -               91,200                     -
                                                      ----------------------------      -----------------    ------------------
TOTAL OTHER EXPENSES                                          5,959               -              159,954                     -
                                                      ----------------------------      -----------------    ------------------

NET LOSS                                           $     (1,597,687)$      (261,585)$         (1,906,397)$            (316,121)
                                                      ==============--==============   ==================   ===================


NET LOSS PER COMMON SHARE - basic and diluted      $          (0.13)$         (0.04)$              (0.21)$               (0.07)
                                                      ==============  ==============   ==================   ===================
WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING - basic and diluted                      11,848,910       7,073,725            8,361,171             4,500,000
                                                      ==============  ==============   ==================   ===================

                 See notes to consolidated financial statements.
                                       F-4

                       CELEXX CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)




                                                     Common Stock
                                                ----------------------     Additional                                    Total
                                                Number of                   Paid-in       Deferred    Accumulated     Stockholders'
                                                  Shares        Amount      Capital      Financing      Deficit     Equity (Deficit)
                                                ------------  ---------   ----------    ----------     -----------  ----------------

Balance, July 10, 1998 (Inception)                4,500,000  $    4,500  $     (4,500)            -  $            -  $           -

Capital contribution                                      -           -       216,121             -               -        216,121

Net loss                                                  -           -             -             -        (316,121)      (316,121)
                                                ------------  ---------   ----------    ------------     -----------  --------------
Balance, December 31, 1998                        4,500,000       4,500       211,621             -        (316,121)      (100,000)


Shares issued in conjunction with merger            200,000         200          (200)            -               -              -

Issuance of common stock for exchange               713,475         713      (160,342)            -               -       (159,629)

Acquisition of subsidiary                           500,000         500       749,250             -               -        749,750

Retirement of related party debt                  1,733,333       1,734       446,907             -               -        448,641

Shares issued for consulting services               500,000         500       124,500             -               -        125,000

Sale of common stock                                860,250         860       859,390             -               -        860,250

Issuance of stock for cash and services             300,000         300       299,700             -               -        300,000

Shares issued for deferred financing services       400,000         400       249,600      (250,000)              -              -

Shares issued to retire debt                        400,000         400       183,600             -               -        184,000

Shares issued in legal settlement                   150,000         150        91,050             -               -         91,200

Shares issued for services                          650,000         650       161,850             -               -        162,500

Net loss                                                  -           -             -             -      (1,906,397)    (1,906,397)
                                                ------------  ---------   ----------    ------------     -----------  --------------
Balance, December 31, 1999                       10,907,058      10,907     3,216,926      (250,000)     (2,222,518)       755,315

Period ended March 31, 2000 (unaudited)


Issuance of common stock for services             1,505,555       1,506     1,685,760      (260,400)              -      1,426,866

Net loss                                                  -           -             -             -      (1,597,687)    (1,597,687)
                                                ------------  ---------   -----------    -----------   -------------  --------------
Balance, March 31, 2000 (unaudited)              12,412,613  $   12,413  $  4,902,686  $   (510,400) $   (3,820,205) $     584,494
                                               =============   =========  ============   ===========   =============  =============









                See notes to consolidated financial statements.

                       CELEXX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                   July 10, 1998
                                                          Three Months Ended March 31,            Year Ended       (Inception) to
                                                          ----------------------------
                                                             2000              1999             December 31,1999   December 31, 1998
                                                           -----------         -----------      ----------------   -----------------
                                                            (unaudited)         (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

    Net loss                                         $       (1,597,687)$        (261,585)$       (1,906,397)$         (316,121)
                                                           --------------       -----------      ----------------   ----------------
    Adjustments to reconcile net loss to net cash
      used in operations:
        Amortization and depreciation                            40,740                 -            125,920                  -
        Common stock issued for interest                              -                 -             49,000                  -
        Common stock issued in legal settlement                       -                 -             91,200                  -
        Common stock issued for services                      1,426,866                 -            557,500                  -

    Changes in assets and liabilities net of effects from acquisition:
      Marketable securities                                           -           (51,000)                 -                  -
      Accounts receivable                                       (78,031)          (12,474)           118,531                  -
      Advances                                                      400           (87,170)                 -                  -
      Other assets                                                    -           (62,075)           (42,850)                 -
      Accounts payable and accrued expenses                     (19,552)          (94,174)          (133,716)                 -
      Deferred revenue                                           82,498                 -             87,384                  -
                                                           --------------       -----------      ----------------   ----------------
                                                              1,452,921          (306,893)           852,969                  -
                                                           --------------       -----------      ----------------   ----------------
NET CASH USED IN OPERATING ACTIVITIES                          (144,766)         (568,478)        (1,053,428)          (316,121)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Cash acquired in acquisition                                      -                 -              8,251                  -
    Acquisition of software marketing rights                          -                 -           (112,554)                 -
    Deferred acquisition costs                                        -                 -            (50,000)                 -
    Capital expenditures                                        (26,526)          (13,800)           (34,148)                 -
                                                           --------------       -----------      ----------------   ----------------
NET CASH USED IN INVESTING ACTIVIES                             (26,526)          (13,800)          (188,451)                 -
                                                           --------------       -----------      ----------------   ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Sale of common stock                                              -           890,250            890,250                  -
    Capital contributions                                             -                 -                  -            216,121
    Decrease in line of credit                                   (5,409)                -             14,902                  -
    Borrowings from related parties                             118,000           348,640            492,654                  -
    Increase (decrease) in due to related parties                 5,500                 -            (18,245)           100,000
                                                           --------------       -----------      ----------------   ----------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                       118,091         1,238,890          1,379,561            316,121
                                                           --------------       -----------      ----------------   ----------------
NET (DECREASE) INCREASE IN CASH                                 (53,201)          656,612            137,682                  -

CASH - beginning of period                                      137,682                 -                  -                  -
                                                           --------------       -----------      ----------------   ----------------
CASH - end of period                                 $           84,481 $         656,612 $          137,682 $                -
                                                           =================  ================   ================  =================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


    Cash paid during the year for interest           $            5,959 $               - $           19,754 $                -
                                                           =================  ================   ================  =================

    Noncash investing and financing activities:


      Note payable issued in acquisition             $                - $               - $          100,000 $                -

                                                           =================  ================   ================  =================
      Common stock issued for acquisition            $                - $               - $          500,000 $                -
                                                           =================  ================   ================  =================
      Conversion of related party debt to common stock$                - $               - $          583,640 $                -
                                                           =================  ================   ================  =================
      Fair value of assets acquired (accounts receivable,
        property and equipment and customer lists)   $                - $               - $          248,381 $                -
                                                           =================  ================   ================  =================
      Liabilities assumed in acquisition (accounts payable,
        and line of credit)                          $                - $               - $          487,727 $                -
                                                           =================  ================   ================  =================

                 See notes to consolidated financial statements.

                        CELEXX CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND

               JULY 10, 1998 (inception) THROUGH DECEMBER 31, 1998

        (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2000)
        -----------------------------------------------------------------



1.  ORGANIZATION:

          Cobra Technologies International, Inc. ("International"), a Delaware corporation, was formed on July 10, 1998 to acquire select businesses that produce, service, maintain or support the information technologies industry.

          On February 18, 1999, International was acquired by Spectrum Ventures, Inc. ("Spectrum"), a Nevada corporation, for 4,500,000 shares of Spectrum stock (the "Exchange"). The Exchange was completed pursuant to the Agreement of Merger between International and Spectrum. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of International, pursuant to which International is treated as the continuing entity. Subsequent to the Exchange, with the approval of the Board of Directors, Spectrum changed its name to Cobra Technologies, Inc. On August 3, 1999, Cobra Technologies, Inc. changed its name to CobraTec, Inc. On November 4, 1999 CobraTec, Inc. changed its name to CeleXx Corporation ("CeleXx" or the "Company").

          On February 18, 1999, prior to the merger with Spectrum, the Board of Directors of Spectrum declared a 1:24 reverse stock split which resulted in 713,475 shares outstanding. All periods presented have been retroactively restated to give effect to this reverse stock split.

          Additionally, on February 18, 1999 the Company issued 200,000 shares of its common stock as part of the merger agreement with Spectrum in order to receive a release from an acquisition agreement between Spectrum and Commercial Computer Systems, Inc. These shares have been treated as a cost of the merger with Spectrum.

          The Company completed an offering of its common stock in April 1999 pursuant to the Securities Act of 1933 and Rule 504 of Regulation D. The Company offered shares of common stock at $1.00 per share and received gross proceeds from this offering of $860,250.

          On May 25, 1999, CeleXx acquired through its wholly owned subsidiary, Pinneast.com, Inc ("Pinneast"), all the outstanding shares of Pinnacle East, Inc., a South Carolina Corporation, engaged in the development of multimedia educational programs for industry and government. Pinnacle East, Inc. was acquired for 500,000 shares of CeleXx's common stock and a $100,000 note payable due in May 2000. Subsequent to the acquisition Pinnacle East, Inc. was merged into Pinneast, the surviving corporation.

         In June 1999, CeleXx entered into an agreement to acquire Computer Marketplace, Inc.(`CMI"), a Massachusetts company engaged in systems engineering, design and maintenance of computer network systems. The acquisition of CMI was completed on April 14, 2000, and as consideration the Company issued 1,400,000 shares of common stock, a note payable for $1,000,000 bearing interest at 6% due in two equal annual installments on the anniversary of the closing date and paid $1,500,000 in cash out of the proceeds from the issuance of preferred stock (see Note 15).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  A. Principles of consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary. The accounts of Pinneast.com, Inc. have been included from the date of acquisition May 25, 1999 through December 31, 1999. All material intercompany transactions have been eliminated.


  B. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  C. Cash and cash equivalents - The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

  D. Revenue recognition - Revenues are recognized as services are provided. Deferred revenue arises from the recognition of the revenue over the period which the services are provided by the Company's subsidiary, Pinneast. These contracts are generally completed in one year or less.

  E. Income taxes - Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

  F. Stock based compensation - The Company accounts for stock transactions in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees." Additionally, in accordance with Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation," the Company has adopted the proforma disclosure requirements of Statement No. 123.

  G. Net loss per share - The Company has adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share;" specifying the computation, presentation, and disclosure requirements of earnings per share information. Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

  H. Fair value of financial instruments - The carrying amounts reported in the balance sheet for cash, receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

  I. Goodwill - Goodwill resulting from the acquisition of Pinneast.com, Inc. represents the remaining unamortized value of the excess of the purchase price over the fair value of the net assets of Pinneast.com, Inc. Goodwill is amortized on a straight line basis over a 10 year period.

  J. Intangible assets - Intangibles assets are from the acquisition of Pinnacle East, Inc. represents customer lists and Pinnacle's trade name. These assets are amortized on a straight line basis over 7 and 10 years, respectively. Additionally, the Company recorded the costs incurred acquiring the marketing rights to certain software products. This license is being amortized over 3 years.

  K. Impairment of long-lived assets - The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 1999, the Company believes that there has been no impairment of its long-lived assets.


3.  ACQUISITION

         The following table summarizes the acquisition of Pinneast.com, Inc.:

         Purchase price:
         Common stock, 500,000 shares issued                 $          750,000
         Note payable                                                   100,000
                                                             -------------------
         Total purchase price                                           850,000
         Less: Fair market value of assets acquired                    (248,381)
         Liabilities assumed                                            487,727
                                                             -------------------
         Cost in excess of net book value of assets acquired $        1,089,346
                                                             ===================

          The Company attributed the cost in excess of the net book value of assets acquired as follows:

         Goodwill                                       $               100,000
         Customer list                                                  450,000
         Trade name                                                     539,346
                                                             -------------------
                                                        $             1,089,346
                                                             ===================

         The following unaudited pro-forma  information  reflects the results of
         operations  of  the  Company  as  though  the   acquisition   had  been
         consummated as of January 1, 1998.

                                 Year Ended December 31,               March 31,
                                 --------------------------------  -------------
                                     1999               1998            1999
                                 ------------       ------------   -------------
         Revenue                 $  1,133,052       $    840,423   $     178,000
                                 ============       ============   =============
         Net loss                $ (2,026,865)      $   (277,809)  $   (298,000)
                                 ============       ============   =============
         Net loss per share      $      (0.24)      $      (0.05)  $      (0.04)
                                 ============       ============   =============

4.  CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

         a.       Cash

                  The Company maintains cash balances at several commercial banks. Accounts at these financial institutions are insured by the Federal Deposit Insurance Corporation up to $100,000.

         b.       Accounts receivable

                  The concentration of credit risk in the Company's accounts receivable is mitigated by the Company's credit evaluation process, credit limits, monitoring procedures and reasonably short collection terms. Credit losses have been within management's expectations and the Company does not require collateral to support accounts receivable. During the year ended December 31, 1999, three customers accounted for approximately 42% of the Company's revenue. These customers accounted for approximately 34% of the Company's outstanding accounts receivable at December 31, 1999. During the period from July 10, 1998 (inception) to December 31, 1998, the Company did not generate any revenue.


5.       RELATED PARTY TRANSACTIONS

         As of December 31, 1998 the Company had a payable of $100,000 due to Edinburgh Consulting, an entity which is wholly owned by a shareholder of the Company. Such payable arose subject to the terms of a consulting agreement between Edinburgh and the Company. Pursuant to such agreement, Edinburgh may convert the payable into shares of the Company's stock upon such shares becoming publically traded. As of December 31, 1999 the shareholders' of Edinburgh had converted all of its outstanding debt into shares of the Company's common stock (see
         Note 8).

         As of March 31, 2000 and December 31, 1999, CeleXx owes $127,013 and $9,013 respectively, in advances from a shareholder of the Company. These advances are non-interest bearing, uncollateralized and have no specified due date for repayment.

         At December 31, 1999, the Company has an unsecured note due to the former shareholders of Pinnacle East, Inc. for $100,000. This note bears interest at 6% per annum and the principal balance is due in May 2000.

6.  INTANGIBLE ASSETS

         Intangible assets are summarized as follows:
                          Useful Life      March 31, 2000      December 31, 1999
                         -------------    ----------------    ------------------
          Goodwill            10 years    $       100,000      $         100,000
          Customer lists       7 years            483,550                483,550
          Trade name          10 years            538,596                538,596
          License              3 years            112,122                112,122
                                               -------------    ----------------
                                                1,234,268              1,234,268
          Less: accumulated amortization          160,084                119,689
                                               -------------    ----------------
                                          $     1,074,184      $       1,114,579
                                               =============    ================

7.  LINE OF CREDIT

         The Company's Pinneast subsidiary has three credit lines with an aggregate availability of $300,000. As of March 31, 2000 and December 31, 1999, Pinneast has $253,133 and $258,542 outstanding on such lines of credit which expire between February 1, 2000 and November 10, 2003 and bear interest at 8.75% per annum. The lines are secured by substantially all the assets of Pinneast.

8.  STOCKHOLDERS' EQUITY

         During the year ended December 31, 1999, a related party, Edinburgh Consulting, converted the $448,640 owed to it for 1,733,333 shares of the Company's common stock. Pursuant to a consulting agreement between CeleXx and Edinburgh Consulting, 1,333,333 of these shares were issued at $0.10 per share or $133,333. The additional 400,000 shares were issued at $0.78 per share or $315,307.

         In November 1998, CeleXx entered into an agreement with an entity partially owned by a Director of the Company for financial consulting services. The Company paid such entity 500,000 shares of its common stock and valued these shares at $.25 per share and accordingly, has recorded compensation expense of $125,000. In February 1999, the Company entered into an agreement with a financial consultant and issued 300,000 shares of its common stock for cash at $.10 per share aggregating $30,000 and recorded $270,000 in compensation expense for services provided.

         In 1999, the Company issued 860,250 shares in a private placement at $1.00 per share for total proceeds of $860,250.

         In November 1999, the Company issued 400,000 shares of its common stock to a company which provides financial services. These services are to include raising future equity on behalf of the Company. The Company valued the shares at the fair market value on the date of issuance and recorded deferred financing costs of $250,000. This financing cost will be recorded as a reduction to additional paid-in capital pursuant to the preferred stock offering in April 2000.

         From November 1999 to December 1999, the Company issued 400,000 shares of its common stock to a third party in order to satisfy its debt obligations of $135,000. These shares were valued at $184,000 and the Company recorded $49,000 in interest expense.

         In November 1999, the Company issued 650,000 shares of its common stock to two parties, each of which provided services to the Company in the first quarter of 1999. The Company valued these shares $.25 and recorded compensation expense of $162,500.

         In December 1999, the Company issued 150,000 shares of its common stock to settle a judgement brought against the Company. The company recorded $91,200 in expense regarding this settlement.

         During the three months ended March 31, 2000 the Company issued 1,505,555 shares of common stock to various individuals and consultants for services rendered. The Company has recorded non-cash compensation of $1,426,826 relating to the issuance of 1,085,555 of the aforementioned shares. In addition 420,000 shares of the Company's common stock were issued pursuant to the Company's issuance of 350 shares of convertible preferred stock in April 2000 and has been recorded as deferred financing costs.

9.   EMPLOYMENT AGREEMENTS

         On March 1, 1999 CeleXx entered into three year  employment  agreements
         with  two  of  the  Company's  officers.   Such  employment  agreements
         aggregate $145,000 annually through December 31, 1999 and $270,000 annually through February 28, 2002.

         Effective June 1, 2000 one such employment agreement was amended to $175,000 in annual base compensation and extended to a five year term.

10.  PREFERRED STOCK

         The Company is authorized to issue 1,000,000 shares of preferred stock at $.001 par value, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the shareholders.

11.  STOCK OPTION PLAN

         On March 1, 1999 the Board of Directors (the"Board") adopted the CeleXx Corporation 1999 stock option plan. The Board or CeleXx's compensation committee is authorized to issue to eligible persons as defined a maximum amount of 1,000,000 options under such plan. No options have yet to be issued pursuant to the above plan.

12.  INCOME TAXES

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

         The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income
         (loss) before provision for income taxes as follows:


                                                                     December 31, 1999          December 31, 1998
                                                                     -------------------      ----------------------

           Taxes benefit computed at statutory rate              $            (763,000)  $                (107,000)
           Losses for which income tax benefit not utilized                    763,000                     107,000
                                                                     -------------------      ----------------------
           Net income tax benefit                                $                   -   $                       -
                                                                     ===================      ======================

         The Company has net operating loss carryforwards for tax purposes totaling approximately $2,223,000 at December 31, 1999 expiring in the years 2014 through 2019.

         Listed below are the tax effects of the items related to the Company's net tax liability:

                                                                     December 31, 1999          December 31, 1998
                                                                     -------------------      ----------------------

         Tax benefit of net operating loss carryforward          $              763,000  $                  107,000
         Valuation Allowance                                                   (763,000)                   (107,000)
                                                                     -------------------      ----------------------
         Net deferred tax asset recorded                         $                    -  $                        -

                                                                     ===================      ======================

13.  COMMITMENT

         In May 1999 CeleXx entered into a five year lease for office space at an annual base rental of $92,500 for the initial year. Such base rental shall increase by 4% each year. The lease is to commence when such premises are available for occupancy. CeleXx is currently leasing temporary office space from the same landlord at $5,300 per month.

14.      SEGMENT INFORMATION

         The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services, and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker or decision making group, in making decisions how to allocate resources and assess performance. To date, the Company through its subsidiary, Pinneast, has operations in principally one segment, the development of multimedia educational programs for industry and government within the United States. Therefore, the chief operating decision maker does not receive discrete financial information about individual components of the Company's operations.

15.  SUBSEQUENT EVENT

          On April 10, 2000, the Company issued 350 shares of 6% series A convertible preferred stock at $10,000 per share plus common stock purchase warrants and received gross proceeds of $3,500,000. The preferred shares are convertible at the lower of the closing bid price on the day preceding the closing of a common stock offering or 80% of the five day common stock average price prior to the date of conversion. The shares are convertible immediately upon the effectiveness of a registration statement. The Company maintains a redemption option at 125% of the common stock offering price.

          On May 25, 2000, the Company agreed to issue 7,000,000 shares of its common stock to its chief executive officer for services rendered since the Company's inception.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Computer Marketplace, Inc.
Tewksbury, Massachusetts

         We have audited the accompanying balance sheets of Computer Marketplace, Inc. as of February 29, 2000 and February 28, 1999 and the related statements of income, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computer Marketplace, Inc. as of February 29, 2000 and February 28, 1999 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Feldman Sherb Horowitz & Co., P.C.
                                              Feldman Sherb Horowitz & Co., P.C.
                                              Certified Public Accountants

New York, New York
June 2, 2000

                           COMPUTER MARKETPLACE , INC.

                                 BALANCE SHEETS

                                     ASSETS

                                              February 29,         February 28,
                                                   2000                 1999
                                         ------------------   ------------------

CURRENT ASSETS:

     Cash                              $           655,978  $           400,974
     Accounts receivable, net                    2,578,244            2,293,585
     Tax receivable - refund claim                 207,082                    -
     Inventory                                     294,295              524,476
                                         ------------------   ------------------
                 TOTAL CURRENT ASSETS            3,735,599            3,219,035

FIXED ASSETS, net                                   35,876               32,348

DEPOSITS                                            10,249               14,326
                                         ------------------   ------------------

                                       $         3,781,724  $         3,265,709
                                         ==================   ==================


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

     Accounts payable                  $           307,333  $           353,548
     Accrued expenses                              127,321              110,625
     Line of credit                              1,511,650            1,177,443
     Officer loans                                  54,082                    -
     Income taxes payable                                -              230,500
     Deferred revenue                              301,930              108,619
                                         ------------------   ------------------
            TOTAL CURRENT LIABILITIES            2,302,316            1,980,735
                                         ------------------   ------------------


STOCKHOLDERS' EQUITY:

     Common stock; no par, 15,000 shares
         authorized 9,250 shares issued
         and outstanding                            56,000               56,000
     Additional paid-in capital                     62,505               62,505
     Retained earnings                           1,400,903            1,206,469
     Less treasury stock at cost: 5,000 shares     (40,000)             (40,000)
                                         ------------------   ------------------
         TOTAL STOCKHOLDERS' EQUITY              1,479,408            1,284,974
                                         ------------------   ------------------
                                       $         3,781,724  $         3,265,709
                                         ==================   ==================









                       See notes to financial statements.
                                      F-16

                           COMPUTER MARKETPLACE, INC.

                            STATEMENTS OF OPERATIONS

                                                          Years Ended
                                         ---------------------------------------
                                              February 29,          February 28,
                                                 2000                  1999
                                         ------------------    -----------------

NET SALES                             $     15,847,140      $        16,733,839

COST OF SALES                               12,702,599               13,384,687
                                        ------------------    -----------------
GROSS PROFIT                                 3,144,541                3,349,152

OPERATING EXPENSES                           2,723,526                2,398,486
                                         ------------------    -----------------

INCOME FROM OPERATIONS                         421,015                  950,666

OTHER (INCOME) EXPENSES:

    Depreciation                                21,284                    5,056
    Interest expense                            39,052                   29,236
    Interest income                             (3,755)                  (4,666)
    (Gain) Loss on sale of mo-or vehicle             -                     (700)

                                         ------------------    -----------------
                                                56,581                   28,926
                                         ------------------    -----------------

INCOME BEFORE INCOME TAXES                     364,434                  921,740

PROVISION FOR INCOME TAXES                     170,000                  378,502
                                         ------------------    -----------------
NET INCOME                                     194,434                  543,238

RETAINED  EARNINGS- beginning of year        1,206,469                  663,231
                                         ------------------    -----------------
RETAINED  EARNINGS- end of year       $      1,400,903      $         1,206,469
                                         ==================    =================








                       See notes to financial statements.
                                       F-17

                           COMPUTER MARKETPLACE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                          Years Ended

                                                                                             ---------------------------------------
                                                                                               Febraury 29,         Febraury 28,
                                                                                                   2000                 1999

                                                                                             ---------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

     Net income                                                                              $         194,434    $         543,238
                                                                                             ------------------   ------------------
     Adjustments to reconcile net income to net cash used in operations:
            (Gain) on sale of motor vehicle                                                                  -                 (700)
            Depreciation                                                                                21,284                5,056
     Changes in assets and liabilities:

         (Increase) in accounts receivable                                                            (284,659)          (1,005,780)
         Decrease in inventories                                                                       230,181              107,663
         (Increase) in prepaid income taxes                                                           (207,082)                   -
         Decrease (increase) in deposits                                                                 4,077              (13,826)
         (Decrease) increase  in accounts payable                                                      (46,215)             162,641
         Increase in accrued expenses                                                                   16,696               56,656
         (Decrease) increase in income taxes payable                                                  (230,500)             102,153
         Increase in deferred revenue                                                                  193,311               19,974
                                                                                             ------------------   ------------------
            Total Adjustments                                                                         (302,907)            (566,163)
                                                                                             ------------------   ------------------

NET CASH USED IN OPERATIONS                                                                           (108,473)             (22,925)
                                                                                             ------------------   ------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

     Capital expenditures                                                                              (24,812)             (19,900)
     Proceeds from sale of motor vehicle                                                                     -                1,651
                                                                                             ------------------   ------------------
NET 'CASH  USED IN INVESTING ACTIVITIES                                                                (24,812)             (18,249)
                                                                                             ------------------   ------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

     Officer loans (repaid) borrowed                                                                    54,082              (24,227)
     Increase in line of credit                                                                        334,207              207,559
                                                                                             ------------------   ------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                              388,289              183,332
                                                                                             ------------------   ------------------

NET INCREASE IN CASH                                                                                   255,004              142,158

CASH - beginning of year                                                                               400,974              258,816
                                                                                             ------------------   ------------------

CASH  - end of year                                                                        $           655,978  $           400,974
                                                                                             ==================   ==================


SUPPLEMENTAL DISCLOSURES

     Cash paid for interest                                                                $            39,052  $            29,236
                                                                                             ==================   ==================

     Cash paid for taxes                                                                   $           607,582              276,349
                                                                                             ==================   ==================


                       See notes to financial statements.
                                      F-18

                            COMPUTER MARKETPLACE, INC

                          NOTES TO FINANCIAL STATEMENTS

               YEARS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999

1.       ORGANIZATION

               Computer Marketplace, Inc. (the "Company") is located in Tewksbury, Massachusetts. The Company was organized in 1984 and is engaged in the sale and service of computer equipment and peripherals through wholesale and retail channels.

               In December 1999, the Company formed a foreign subsidiary, CMI Canada LTD which has not yet commenced operations.

               In April 2000, the Company was sold to Celexx Corp.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A. ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         B. DEFERRED REVENUE - Deferred revenue arises from the proration of service contracts sold by the Company which may vary in length from six to twelve months.

         C. INVENTORIES - Inventories are stated at the lower of cost or market calculated on the first-in, first-out method, or market.

         D. PROPERTY AND EQUIPMENT - Property and equipment is stated at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the assets.

         E. INCOME TAXES - The Company recognizes deferred tax assets and liabilities based on the difference between the financial statements carrying amount and the tax basis of assets and liabilities, using the effective tax rates in the years in which the differences are expected to reverse. A valuation allowance related to deferred tax assets is also recorded when it is probable that some or all of the deferred tax asset will not be realized.

         F. FAIR VALUE OF FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value Financial Instruments", requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet. The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value on the short-term maturity of these instruments.

         G. CARRYING VALUE OF LONG LIVED ASSETS - The Company reviews the carrying value of the long-lived assets to determine if facts and circumstances exist which would suggest that the assets may be impaired or that the amortization period needs to be modified. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the tangible assets to their fair value. Based on the Company's review as of February 29, 2000, no impairment of long-lived assets was evident.

3.       FIXED ASSETS

                  The Company's fixed assets are as follows:

                                               February 29,         February 28,
                                                   2000                 1999

                                           ----------------     ----------------
Furniture and fixtures                $             15,480    $           9,215
Equipment                                          139,686              138,756
Leasehold improvements                              34,804               28,263
Motor Vehicles                                      18,500               29,695
                                           ----------------     ----------------
                                                   208,470              205,929
Less accumulated depreciation                      172,594              173,581
                                      $             35,876    $          32,348
                                           ================     ================

4.       LINE OF CREDIT

                  The Company has a line of credit in the amount of $3,000,000, which is used to purchase merchandise for resale. Interest accrues at 1% above the prime interest rate from days 41-60. The amounts outstanding under the line of credit are secured by accounts receivable and inventory equal to 125 percent of the outstanding balance.

5.       RELATED PARTY TRANSACTIONS

         A. OFFICER LOANS - In February 2000, the Company borrowed funds without interest, from its principal officer in the amount of $54,082. The loan is unsecured and due on demand. In May 2000, the Company repaid $44,000.

         B. LEASE COMMITMENT - The Company leases building space in Tewksbury, Massachusetts from a related party, under a five year lease. The leases require minimum annual payments of $72,000 plus maintenance and operating costs over the lease term. Total rent expenses (including common area maintenance) for the years ended February 29, 2000 and February 28, 1999 were $89,560 and $85,628, respectively.

         The minimum rental commitments as of February 29, 2000 for all noncancelable operating leases with initial or remaining terms in excess of one year are as follows:

         Years Ending February 28,                        Amount

--------------------------------------------        ------------------
2001                                          $                 72,000
2002                                                            72,000
2003                                                            24,000

6.       PROFIT SHARING PLAN

                  The Company maintains a IRC Section 401(k) plan covering employees who meet minimum eligibility requirements. The Company made a voluntary contribution to the Plan of $60,503 and 66,652 for the years ended February 29, 2000 and February 28, 1999, respectively.

7.       CONCENTRATION OF CREDIT RISK

         A. The Company maintains cash balances at several financial institutions located in Massachusetts. Accounts at each institution are insured by Federal Deposit Insurance Corporation up to $100,000. At February 29, 2000 and February 28, 1999, the Company's unsecured cash balances were $362,176 and $63,416, respectively.

         B. Concentration of credit risk with respect to trade receivables are limited due to the large number of customers compromising the Company's customer base and their dispersion across different industries and geographic locations. As of February 29, 2000 and February 28, 1999 the Company had no significant concentration of credit risk.

8.       INCOME TAXES

                  The provision for income taxes is as follows:

                                                February 29,       February 28,
                                                    2000               1999

                                              ---------------    ---------------
Federal income taxes                         $        126,000  $         288,000
State income taxes                                     44,000             90,502
                                              ---------------    ---------------
     Total income taxes                      $        170,000  $         378,502
                                              ===============    ===============

9.       MAJOR CUSTOMERS

                  Sales to one customer approximated 13% of the Company's total sales for the year ended February 29, 2000 while sales to two customers approximated 27% for the year ended February 28, 1999. Accounts receivables from this customer was approximately $48,000 at February 29, 2000.

                       CELEXX CORPORATION AND SUBSIDIARIES

                          UNAUDITED PRO-FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

         On May 25, 1999 CeleXx Corporation ("CeleXx") signed a merger agreement and took effective control of Pinnacle East, Inc. ("Pinneast"). CeleXx acquired Computer MarketPlace ("CMI") on April 14, 2000.

         The following unaudited pro-forma condensed consolidated balance sheet presents the pro-forma financial position of CeleXx at March 31, 2000, as if the acquisition of CMI had been made as of March 31, 2000.

         The unaudited pro-forma condensed consolidated statements of operations for the three months ended March 31, 2000 and the year ended December 31, 1999 reflect the combined results of CeleXx, Pinneast and CMI as if the acquisitions had occurred on January 1, 1999.

         The unaudited pro-forma condensed consolidated statements of operations do not necessarily represent actual results that would have been achieved had the companies been together from January 1, 1999, nor may they be indicative of future operations. These unaudited pro-forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of the respective companies.

                       CELEXX CORPORATION AND SUBSIDIARIES

                 UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET



                                               March 31, 2000
                                              ---------------
                                                 CeleXx                          Proforma Adjustments
                                                                             ---------------------------
                                               Corporation      CMI            Debit              Credit     As Adjusted
                                              -------------    ------        -----------     -----------    -------------

                   ASSETS


CURRENT ASSETS:

    Cash                                     $      84,481  $  458,153  (1) $ 3,500,000  (1)   $ 1,500,000 $  2,542,634
    Accounts receivable                            154,954   2,556,267                -                  -    2,711,221
    Advances to employees                           12,745           -                -                  -       12,745
    Income tax refunds receivable                        -     207,082                -                  -      207,082
    Inventory                                            -     204,296                -                  -      204,296
    Other current assets                                 -           -                -                  -            -
                                               -----------   ---------        ---------         -----------   ----------
TOTAL CURRENT ASSETS                               252,180   3,425,798        3,500,000          1,500,000    5,677,978
                                               -----------   ---------        ---------         -----------   ----------
FURNITURE AND EQUIPMENT, net                        65,756      65,879                -                  -      131,635

INTANGIBLES, net                                 1,074,184           -  (1)   2,853,179  (1)        92,442    3,834,921

OTHER ASSETS                                        92,850       9,663                -                  -      102,513


                                               -----------   ---------        ---------         -----------   ----------
                                             $   1,484,970  $3,501,340      $ 6,353,179        $ 1,592,442 $  9,747,047
                                               ============  ==========      ===========        ===========  ===========


    LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES

    Accounts payable and accrued expenses    $     250,448  $  335,437      $         -  (2)(3)$   203,090 $    788,975
    Note payable - related party                   100,000           -                -                  -      100,000
    Advances from shareholder                      127,013           -                -                  -      127,013
    Line of credit - current portion                     -   1,540,000                -                  -    1,540,000
    Deferred revenue                               169,882           -                -                  -      169,882
                                               -----------   ---------        ---------         -----------   ----------
TOTAL CURRENT LIABILITIES                          647,343   1,875,437                -            203,090    2,725,870
                                               -----------   ---------        ---------         -----------   ----------
LINE OF CREDIT                                     253,133      54,082                -                  -      307,215

NOTE PAYABLE - CMI                                       -           -                -  (1)     1,000,000    1,000,000

COMMITMENTS


STOCKHOLDERS' EQUITY:

    Preferred stock                                      -           -                -  (1)     3,552,500    3,552,500
    Treasury stock at cost; 5,000 shares                 -     (40,000)               -  (1)        40,000            -
    Common stock, $.001 par value, 20,000,000 shares

      authorized; 12,412,613 shares issued

      and outstanding (13,812,613 proforma)         12,413      56,000  (1)      56,000  (1)         1,400       13,813
    Additional paid-in capital                   4,392,286      62,505  (1)      62,505  (1)     1,923,600    6,315,886
    Retained (deficit)/earnings                 (3,820,205)  1,493,316  (1)   1,653,258  (3)      (188,090)  (4,168,237)
                                               -----------   ---------        ---------         -----------   ----------
         TOTAL STOCKHOLDERS' EQUITY                584,494   1,571,821        1,771,763          5,329,410    5,713,962
                                               -----------   ---------        ---------         -----------   ----------

                                             $   1,484,970  $3,501,340      $ 1,771,763        $ 6,532,500  $ 9,747,047
                                               ============  ==========      ===========        ===========  ===========


                  See notes to proforma financial statements.

                      CELEXX CORPORATION AND SUBSIDIARIES


       UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                       THREE MONTHS ENDED MARCH 31, 2000



                                    Celexx              CMI
                                 Three Months      Three Months
                                Ended March 31,   Ended March 31,       Proforma Adjustments
                                                                        ---------------------
                                     2000              2000               Debit           Credit     As Adjusted
                                ---------------     -------------     ------------    ------------ ------------

REVENUE                       $         361,858 $       3,783,873     $         -     $          - $ 4,145,731

COST OF SALES                           162,081         3,028,328               -                -   3,190,409
                                ---------------     -------------     ------------    ------------ ------------
GROSS PROFIT                            199,777           755,545               -                -     955,322

OPERATING EXPENSES                    1,791,505           634,472  (1)     92,442                -   2,518,419
                                ---------------     -------------     ------------    ------------ ------------
OPERATING INCOME (LOSS)              (1,591,728)          121,073         (92,442)               -   (1,563,097)

INTEREST EXPENSE                          5,959             8,819  (2)     15,000                -      29,778
                                ---------------     -------------     ------------    ------------ ------------
NET INCOME (LOSS) BEFORE TAXES       (1,597,687)          112,254        (107,442)               -   (1,592,875)

BENEFIT (PROVISION) FOR TAXES                 -                 -               -                -           -
                                ---------------     -------------     ------------    ------------ ------------
NET INCOME (LOSS)                    (1,597,687)          112,254        (107,442)               -   (1,592,875)

CUMULATIVE PREFERRED

    STOCK DIVIDEND                            -                 -  (4)     52,500                -      52,500

NET INCOME (LOSS) TO COMMON

                                ---------------     -------------     ------------    ------------ ------------
     SHAREHOLDERS             $      (1,597,687)    $     112,254     $  (159,942)    $          - $ (1,645,375)
                                ===============     =============       ==========       ==========  ==========

LOSS PER COMMON SHARE         $           (0.13)                      $         -     $          - $     (0.12)
                                ===============                         ==========       ==========  ==========


WEIGHTED AVERAGE COMMON
      SHARES OUTSTANDING             11,848,910                                 -        1,400,000   13,248,910
                                ===============                         ==========       ==========  ==========















                  See notes to proforma financial statements.

                      CELEXX CORPORATION AND SUBSIDIARIES

        UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999


                                     Celexx      Pinneast       CMI
                                  Year Ended    January 1,   Year Ended
                                  December 31,  to May 24,  February 29,        Proforma Adjustments
                                                                                --------------------
                                     1999          1999         2000             Debit      Credit     As Adjusted
                                  -----------   ----------  ------------        --------  ---------    ------------

REVENUE                        $      680,989 $    452,063 $  15,847,140    $           - $        - $ 16,980,192

COST OF SALES                         353,140      188,393    12,702,599                -          -   13,244,132
                                  -----------   ----------  ------------        --------  ---------    ------------
GROSS PROFIT                          327,849      263,670     3,144,541                -          -    3,736,060

OPERATING EXPENSES                  2,074,292      218,446     2,744,810  (1)     369,766          -    5,407,314
                                  -----------   ----------  ------------        --------  ---------    ------------
OPERATING INCOME (LOSS)            (1,746,443)      45,224       399,731         (369,766)         -   (1,671,254)

OTHER EXPENSES                        159,954            -        35,297  (2)      60,000          -      255,251
                                  -----------   ----------  ------------        --------  ---------    ------------
NET INCOME (LOSS) BEFORE TAXES     (1,906,397)      45,224       364,434         (429,766)         -   (1,926,505)

BENEFIT (PROVISION) FOR TAXES               -      (18,090)     (170,000) (3)     188,090                       -
                                  -----------   ----------  ------------        --------  ---------    ------------
NET INCOME (LOSS)                  (1,906,397)      27,134       194,434         (241,676)         -   (1,926,505)

CUMULATIVE PREFERRED
    STOCK DIVIDEND                          -            -             -  (4)     210,000                 210,000
                                  -----------   ----------  ------------        --------  ---------    ------------
NET INCOME (LOSS) TO COMMON
    SHAREHOLDERS               $   (1,906,397)$     27,134 $     194,434    $    (451,676)$        - $ (2,136,505)
                                  ============  =========== =============     ============ ==========  ===========


NET INCOME (LOSS) PER SHARE TO
    COMMON SHAREHOLDERS        $        (0.23)                              $           - $        - $      (0.22)
                                  ============                                ============ ==========  ===========


WEIGHTED AVERAGE COMMON
      SHARES OUTSTANDING            8,361,171                                           -  1,400,000    9,761,171
                                  ============                                ============ ==========  ===========









                  See notes to proforma financial statements.

                          CELEXX, INC. AND SUBSIDIARIES
                           COMPUTER MARKETPLACE, INC.

                     NOTES TO UNAUDITED PRO-FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

          PRESENTATION OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

                  CeleXx signed a merger agreement with Pinneast on May 25, 1999 and closed on such transaction on September 7, 1999. For accounting purposes, the acquisition was effected on May 25, 1999, the date CeleXx assumed effective control of Pinneast. The accompanying statements of operations for the three months ended March 31, 2000 and the year ended December 31, 1999 include the results of operations of Pinneast as if Pinneast was acquired on January 1, 1999. CeleXx also has entered into an agreement for the stock of CMI, such acquisition closed on April 14, 2000. The accompanying pro-forma balance sheet reflects the combined balance sheet of CeleXx, Pinneast and CMI as if the acquisition of CMI had occurred on March 31, 2000. The accompanying statements of operations for the three months ended March 31, 2000 and the year ended December 31, 1999 include the results of operations of CMI as if such acquisition had occurred on January 1, 1999. The financial statements for Computer MarketPlace, Inc. have been audited for the years ended February 28, 2000 and 1999. For purposes of the accompanying pro-forma unaudited condensed consolidated statements of operations for the year ended December 31, 1999, the results of operations for the year ended February 28, 2000 are assumed to approximate the twelve months ended December 31, 1999. The pro-forma statements of operations of CMI for the three months ended March 31, 2000, and the year ended February 29, 2000 both include the two month period ended February 28, 2000. Revenue and net income for such period is $2,555,964 and $19,841, respectively.

A. The following unaudited pro-forma acquisition adjustment is included in the accompanying unaudited pro-forma condensed consolidated balance sheet at March 31, 2000:

 .

         (1) To record the acquisition of the stock of CMI by CeleXx for $1,500,000 in cash and a $1,000,000 note payable issued to the seller bearing interest at 6 % per annum, and 1,400,0000 shares of CeleXx stock which has been valued at $1.38 per share at April 14, 2000. To record $3,500,000 in preferred stock issued to an unrelated third party, which pays cumulative at 6% per annum, net of $500,000 in offering costs.

B. The following pro-forma adjustments is included in the accompanying unaudited pro-forma condensed consolidated statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000:

         (1) To record amortization expense of goodwill and other intangibles, which include customer lists, trade name and covenant not to compete over their expected useful lives as follows which range from 5 to 20 years. The final valuation of the intangibles with respect to the CMI acquisition is subject to the Company obtaining independent appraisals.

         (2) To record interest expense on the debt incurred to finance the acquisition of CMI.

         (3) To record consolidated provision (benefit) for income taxes.

         (4) To record cumulative preferred dividends.